UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.  )
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☐	Soliciting Material Pursuant to § 240.14a-12
Myovant Sciences Ltd.
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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3rd Floor,
11-12 St. James’s Square
London SW1Y 4LB
United Kingdom
NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on November 5, 2021
Dear Shareholder:
You are cordially invited to attend the Myovant Sciences Ltd. 2021 Annual General Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom on Friday, November 5, 2021 at 10:00 a.m. United Kingdom local time.
The Annual Meeting will be held for the following purposes, as more fully described in the Proxy Statement accompanying this notice:
1.	To elect the Board’s six nominees for director, Terrie Curran, Mark Guinan, Adele Gulfo, David Marek, Hiroshi Nomura, and Myrtle Potter to serve as directors for a one-year term.
2.
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2022, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022.

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in the Proxy Statement accompanying this Notice.
4.	To conduct any other business properly brought before the Annual Meeting.
We will also lay before the Annual Meeting our audited financial statements as of and for our fiscal year ended on March 31, 2021, pursuant to the provisions of the Bermuda Companies Act 1981, as amended, and our Fifth Amended and Restated Bye-laws.
These items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for the Annual Meeting is Friday, July 23, 2021. Only shareholders of record at the close of business on that date are entitled to notice of and may vote at the Annual Meeting or any adjournment thereof.
Important Notice Regarding the Availability of Proxy Materials for
the Annual General Meeting of Shareholders
To Be Held on Friday, November 5, 2021, at 10:00 a.m. United Kingdom Local Time, at the Offices of
Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB
The Proxy Statement and Annual Report to Shareholders
are available at http://www.proxyvote.com, and on our website at
https://myovant.gcs-web.com/corporate-governance/documents-and-charters.
By Order of the Board of Directors

/s/ David Marek
Principal Executive Officer
London, United Kingdom
July 28, 2021

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please ensure your representation at the Annual Meeting by voting by proxy over the Internet or by telephone, or voting by proxy by using a proxy card that you may request or that we may elect to deliver to you at a later time. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. If your shares are held by your broker or bank as a nominee or agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

PROXY STATEMENT
FOR THE 2021 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held on Friday, November 5, 2021, at 10:00 A.M. United Kingdom Local Time at the Offices of
Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom
MEETING AGENDA
Proposal No.	Proposal	Board Vote Recommendation
1	To elect the Board’s six nominees for director, Terrie Curran, Mark Guinan, Adele Gulfo, David Marek, Hiroshi Nomura, and Myrtle Potter, to serve as directors for a one-year term	For each Myovant director nominee

2
To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2022, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022
For

3	To approve, on an advisory basis, the compensation of our named executive officers, as described in the accompanying Proxy Statement	For
We intend to mail the Notice of Internet Availability of Proxy Materials regarding the Annual Meeting on or about July 28, 2021, to all shareholders of record entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board”) of Myovant Sciences Ltd. (“Myovant,” “we,” “us,” or “our”) is soliciting your proxy to vote at the 2021 Annual General Meeting of Shareholders (the “Annual Meeting”), including at any adjournments or postponements of the Annual Meeting. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. You may find instructions on how to access the proxy materials over the Internet or to request a printed copy in the Notice.
We intend to mail the Notice on or about July 28, 2021, to all shareholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after August 7, 2021.
Where and when will the Annual Meeting be held?
The Annual Meeting will be on Friday, November 5, 2021, at 10:00 a.m. United Kingdom local time at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB, United Kingdom. Directions to the Annual Meeting may be found by visiting https://www.vistra.com/locations/europe/united-kingdom. Information on how to vote in person at the Annual Meeting is discussed below.
Who can vote at the Annual Meeting?
Only shareholders of record at the close of business on Friday, July 23, 2021, the Record Date, will be entitled to vote at the Annual Meeting. On the Record Date, there were 92,077,860 common shares outstanding and entitled to vote.
Shareholder of Record: Common Shares Registered in Your Name
If, on Friday, July 23, 2021, your common shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record. As a shareholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy over the Internet or by telephone, or vote by proxy by using a proxy card that you may request or that we may elect to deliver to you at a later time, to ensure your vote is counted.
Beneficial Owner: Common Shares Registered in the Name of a Broker, Bank, or Agent
If, on Friday, July 23, 2021, your common shares were held, not in your name, but rather in an account at your broker, bank, or other agent, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank, or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your common shares in person at the meeting unless you request and obtain a valid proxy from your broker, bank, or other agent.
What am I voting on?
There are three matters scheduled for a vote:
1.	To elect the Board’s six nominees for director, Terrie Curran, Mark Guinan, Adele Gulfo, David Marek, Hiroshi Nomura, and Myrtle Potter, to serve as directors for a one-year term;

2.
To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, (the “Companies Act”) for our fiscal year ending March 31, 2022, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022; and

3.	To approve, on an advisory basis, the compensation of our named executive officers, as described in this Proxy Statement.
In addition to the three matters scheduled for a vote, in accordance with the Companies Act and Section 71 of our Fifth Amended and Restated Bye-laws (the “Bye-laws”), our audited financial statements as of and for our fiscal year ended on March 31, 2021, will be laid before the Annual Meeting. These financial statements were audited by Ernst & Young LLP. The Audit Committee and the Board have approved these financial statements. There is no requirement under Bermuda law that these statements be approved by shareholders and no such approval will be sought at the Annual Meeting. Copies of these proxy materials have been provided to Ernst &Young LLP, our auditor for our fiscal year ended on March 31, 2021, as required by the Companies Act.
What if another matter is properly brought before the Annual Meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in this Proxy Statement to vote on those matters in accordance with their best judgment.
How do I vote?
For Proposal 1, you may vote “For” all six of the nominees to the Board, you may vote “Against” for any nominee you specify or you may abstain from voting. For Proposals 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are described below.
Shareholder of Record: Common Shares Registered in Your Name
If you are a shareholder of record, you may vote in person at the Annual Meeting, vote by proxy over the Internet or by telephone, or vote by proxy by using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.
•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.
•
To vote using a proxy card, which you may request or we may elect to deliver to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided with the proxy card. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct. If you vote over the Internet or telephone, you are not required to mail a proxy card.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the vote control number from the Notice. Have your Notice in hand when you call and follow the instructions. Your vote must be received by 11:59 p.m. Eastern Time on November 3, 2021, to be counted.

•
To vote over the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the vote control number from the Notice. Have your Notice in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Your vote must be received by 11:59 p.m. Eastern Time on November 3, 2021, to be counted.

Beneficial Owner: Common Shares Registered in the Name of Broker, Bank, or Agent
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Myovant. Simply follow the voting instructions in the Notice to ensure that your vote is counted. You may vote by telephone or over the Internet as instructed by your broker, bank, or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank, or other agent included with these proxy materials, or contact your broker, bank, or other agent to request a proxy form.
Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
How many votes do I have?
On each matter to be voted upon, you have one vote for each common share you owned as of the close of business on Friday, July 23, 2021.
What happens if I do not vote?
Shareholder of Record: Common Shares Registered in Your Name
If you are a shareholder of record and do not vote in person during the Annual Meeting, do not complete and deliver a proxy card or vote by proxy over the Internet or telephone, your shares will not be voted.
Beneficial Owner: Common Shares Registered in the Name of Broker, Bank, or Agent
If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of shareholders, such as mergers, shareholder proposals, elections of directors (even if not contested) and certain corporate governance proposals (even if management-supported). The election of directors and the advisory vote on executive compensation are not considered to be routine matters. Accordingly, your broker, bank or other agent may not vote your shares on Proposals 1 and 3 without your instructions, but we believe may vote your shares on Proposal 2, even in the absence of your instructions.
What if I am a holder of record and return a proxy card or otherwise vote, but do not make specific choices?
If you are a holder of record and return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:
1.	“For” the election of all six nominees for director in Proposal 1; and
2.
“For” Proposal 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2022, and the authorization for the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022; and

3.	“For” Proposal 3, an advisory vote approving the compensation of our named executive officers, as described in this Proxy Statement.
If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of Proxy Materials?
If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.
Can I revoke my proxy or change my vote after submitting my proxy?
Shareholder of Record: Common Shares Registered in Your Name
Yes. You can revoke your proxy or change your vote at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy or change your vote in any one of the following ways:
1.	You may submit another properly completed proxy card with a later date.
2.	You may grant a subsequent proxy by telephone or over the Internet.
3.	You may send a timely written notice that you are revoking your proxy to Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
4.	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
If you do not vote at the Annual Meeting, your most current proxy card, or vote by proxy over the Internet or telephone, unless revoked, is the one that is counted.
Beneficial Owner: Common Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are shareholder proposals and director nominations due for next year’s Annual General Meeting of Shareholders?
To be considered for inclusion in our proxy materials for next year’s annual general meeting of shareholders, your proposal must be submitted in writing by March 30, 2022, to our Corporate Secretary at Myovant Sciences Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. Any member submitting a shareholder proposal to be included in our proxy statement must comply with the provisions of SEC rule 14a-8. A member need not be an “Eligible Member” (as defined below) to submit a shareholder proposal to be included in our proxy statement.
If you wish to nominate an individual for election, or bring business other than through a shareholder proposal, before the next year’s annual general meeting of shareholders that is not to be included in next year’s proxy materials pursuant to the shareholder proposal procedures under the rules and regulations of the SEC, you must deliver your notice to our Corporate Secretary at the address mentioned above no earlier than July 8, 2022, and no later than August 7, 2022; provided that if the date of the annual general meeting of shareholders is earlier than October 6, 2022, or later than December 5, 2022, you must submit your proposal to the address mentioned above not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to our shareholders or the date on which public disclosure of the date of the annual general meeting was made. In any of the scenarios mentioned in this paragraph, you must be an Eligible Member (as described below and in the Bye-laws) to submit a proposal, and the notice to the Corporate Secretary must set forth the information specified in the Bye-laws. For more information, and for the detailed requirements and definitions, please refer to the Bye-laws filed as Exhibit 3.3 to our Annual Report on Form 10-K for our year ended on March 31, 2021, filed with the SEC on May 11, 2021. An “Eligible Member” is generally defined to mean a shareholder of record that, together with our shares of held by our affiliates (as described in the Bye-laws), owns of record shares that constitute five percent (5%) or more of the voting power of all issued shares of Myovant that are eligible to vote at a general meeting and who has held such shares for at least three years.
How are votes counted?
Votes will be counted in the first instance on a show of hands. If a poll is demanded, however, in accordance with the Bye-laws, a poll vote will be taken by ballot. With respect to Proposals 1 and 3, votes

“For” and “Against” and abstentions and broker non-votes will be separately counted. With respect to Proposal 2, votes “For” and “Against” and abstentions will be separately counted.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine” (e.g., election of directors), the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non- Votes
1	Election of the Board’s six nominees for director, Terrie Curran, Mark Guinan, Adele Gulfo, David Marek, Hiroshi Nomura, and Myrtle Potter, to serve as directors for a one-year term	For each director to be elected, “For” votes from a majority of shares cast	Against	No effect
2
Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for our fiscal year ending March 31, 2022, and to authorize the Board of Directors, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022
		“For” votes from a majority of shares cast	Against	No effect
3	Approval, on an advisory basis, of the compensation of our named executive officers, as described in this Proxy Statement	“For” votes from a majority of shares cast	Against	No effect
What is the quorum requirement?
A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if two or more persons are present at the start of the Annual Meeting and represent in person or by proxy in excess of 50% of our total issued voting shares. On the Record Date, there were 92,077,860 common shares outstanding and entitled to vote. Therefore, the holders of at least 46,038,931 common shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If, within half an hour from the time appointed for the Annual Meeting, a quorum is not present, then the meeting will stand adjourned to the same day one week later, at the same time and place or to such other day, time or place as the Corporate Secretary may determine. Unless the meeting is adjourned to a specific date, place and time announced at the Annual Meeting being adjourned, fresh notice of the date, place and time for the resumption of the adjourned meeting will be given to each shareholder entitled to attend and vote thereat in accordance with the Bye-laws.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a Current Report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K within four business days after the Annual Meeting, we intend to file a Current Report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Current Report on Form 8-K to publish the final results.
Is Myovant a “controlled company?”
We are a “controlled company,” within the meaning of applicable NYSE listing rules due to Sumitovant Biopharma Ltd. (“Sumitovant”), a wholly-owned subsidiary of Sumitomo Dainippon Pharma, Co., Ltd. (“Sumitomo Dainippon Pharma”), being our controlling shareholder and having the voting power to elect in excess of 50% of our directors. On October 31, 2019, Roivant Sciences Ltd. (“Roivant”), Sumitomo Dainippon Pharma, Sumitovant and certain subsidiaries of Roivant, entered into a Transaction Agreement (the “Roivant-Sumitomo Agreement”) which, among other things, provided for Sumitomo Dainippon Pharma to acquire all of our outstanding common shares held by Roivant. On December 27, 2019, the closing of the transactions contemplated by the Roivant-Sumitomo Agreement (the “Roivant-Sumitomo Closing”) occurred and, as a result, all of our outstanding common shares held directly or indirectly by Roivant and not already held by Sumitovant were transferred to Sumitovant, and Roivant transferred all of the outstanding equity of Sumitovant to Sumitomo Dainippon Pharma, resulting in Sumitovant directly, and Sumitomo Dainippon Pharma and Sumitomo Chemical Co., Ltd. indirectly, owning a majority of our outstanding common shares on December 27, 2019. As of July 1, 2021, Sumitovant owns 52.9% of our outstanding common shares.

PROPOSAL 1

ELECTION OF DIRECTORS
The Board currently consists of seven directors. Kathleen Sebelius, one of our directors, is not standing for reelection as a director and, accordingly, commencing with the Annual Meeting, will cease to be a director. Myovant is actively looking for a director candidate to serve on the Board to fill in this potential vacancy and, if we are unable to find a new director by the time of the Annual Meeting, the size of the Board will be reduced to six directors. Each of the nominees listed below is a current director who was previously elected by our shareholders. If elected at the Annual Meeting, each of these nominees would serve a one-year term.
The affirmative vote of a majority of shares cast in accordance with the Bye-laws is required for a director nominee to be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the six nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by Myovant following the procedures in our Bye-laws and as may be required by the terms of the Investor Rights Agreement. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.
The following table identifies the members of the Board (all of whom, other than Ms. Sebelius, are nominees for election and the continuing members of the Board), as well as any position they currently hold at Myovant, any committee membership and their ages as of July 23, 2021:
				Committee Membership
Name	Age	Position	Director Since	Audit	Compensation	Nominating and Corporate Governance
Terrie Curran	52	Director	2016	✔	✔	✔*
Mark Guinan	59	Director	2018	✔*
Adele Gulfo	58	Director	2019			✔
David Marek	56	Director and Principal Executive Officer	2021
Hiroshi Nomura	63	Director	2019		✔
Myrtle Potter	62	Chairman of the Board, Director	2018			✔
Kathleen Sebelius	73	Lead Independent Director	2016	✔	✔*
*	Chairperson of the Committee

Directors Standing For Election At This Annual Meeting
Following is a brief biography of each nominee for election.
Terrie Curran. Ms. Curran has served as a member of the Board since November 2016. Ms. Curran has served as the Chief Executive Officer at Phathom Pharmaceuticals, Inc., a pharmaceutical company, since December 2019 and has served as the President of Phathom Pharmaceuticals since November 2020. From April 2017 to November 2019, Ms. Curran served as President, Global Inflammation and Immunology Franchise of Celgene Corporation, a biotechnology company, and as a member of its Executive Committee. Previously, she was Head of Worldwide Markets for Celgene’s Global Inflammation and Immunology Franchise. Ms. Curran joined Celgene in 2013 as the U.S. Commercial Head of the Global Inflammation and Immunology Franchise and built the capabilities and recruited the teams that executed the successful U.S. launch of OTEZLA®. Before Celgene, she served as Senior Vice President and General Manager — Global Women’s Health business at Merck and Co., Inc. At Merck, she was responsible for all commercial activities within the global business and led a number of successful global product launches. Prior to Merck, Ms. Curran was a General Manager at Schering-Plough where she successfully launched Remicade in Switzerland and Australia. Ms. Curran currently serves on the boards of directors of Phathom Pharmaceuticals and Arcutis Biotherapeutics, Inc., both pharmaceutical companies. From March 2014 to March 2017, Ms. Curran served as a director of H. Lundbeck A/S, a global pharmaceutical company specialized in psychiatric and neurological disorders. Ms. Curran received her B.S. and Graduate Diploma of Marketing degrees from the University of Technology in Sydney, Australia. We believe that Ms. Curran’s extensive leadership experience and knowledge of the life sciences industry qualifies her to serve on the Board.
Mark Guinan. Mr. Guinan has served as a member of the Board since July 2018. Since July 2013, Mr. Guinan has served as the Executive Vice President and Chief Financial Officer at Quest Diagnostics Incorporated, a provider of diagnostic information services. From 2010 to 2013, he served as Chief Financial Officer for Hill-Rom Holdings Inc., a manufacturer and provider of medical technologies and related services for the health care industry. Previously, he served in a number of finance and operations roles in a long career at Johnson & Johnson including from 2009 to 2010 as Vice President, Chief Procurement Officer, and 2005 to 2009 as Vice President, Group Finance Pharmaceuticals. Before joining Johnson & Johnson in 1997, he held a number of finance roles at Procter & Gamble. Mr. Guinan received his B.A. in Economics from the University of Notre Dame and his M.B.A. from Olin Business School at the Washington University in St. Louis. We believe that Mr. Guinan’s substantial executive management, business development and finance experience qualify him to serve on the Board.
Adele Gulfo. Since December 2019, Ms. Gulfo has served as Chief Commercial and Business Development Officer at Sumitovant Biopharma, Inc., a biopharmaceutical company and a subsidiary of Sumitovant Biopharma Ltd., in which capacity she is responsible for overseeing global business development and commercialization activities across a diverse pipeline. Sumitovant Biopharma Ltd. is our majority shareholder and a wholly-owned subsidiary of Sumitomo Dainippon Pharma. From May 2020 to March 2021, Ms. Gulfo served as the Interim Chief Commercial Officer of Myovant Sciences, Inc. From May 2018 to December 2019, Ms. Gulfo served as Chief of Commercial Development at Roivant, a pharmaceutical company, in which capacity she was responsible for directing business development activities and overseeing commercialization strategies. Prior to joining Roivant in May 2018, Ms. Gulfo served as Executive Vice President and Head of Global Commercial Development for Mylan N.V., a global pharmaceuticals company, from January 2014 to January 2018, in which capacity she was responsible for developing and implementing strategies of marketing and commercialization of biosimilars, branded generic, and specialty pharmaceutical products. Before joining Mylan, Ms. Gulfo spent five years at Pfizer Inc. in a number of executive positions, including President and General Manager, U.S. Primary Care. She also ran Commercial Operations and the Managed Markets organization across Pfizer’s biopharmaceutical business in the U.S. Prior to joining Pfizer, she held several executive positions at AstraZeneca Pharmaceuticals and at the Parke-Davis division of Warner-Lambert (which later merged with Pfizer), and, as the Senior Director, Cardiovascular Marketing for that company, she launched Lipitor, the best-selling pharmaceutical product. Ms. Gulfo currently serves on the board of directors of EnPro Industries, Inc., a company producing proprietary engineered industrial products, and Medexus Pharmaceuticals, Inc., a pharmaceutical company. From June 2015 to June 2019, Ms. Gulfo served on the board of directors of Bemis Company, Inc., a manufacturing company. Ms. Gulfo also serves on the Innovation Growth Board for Partners Healthcare and is an advisor for Springboard Life Sciences. Ms. Gulfo received her B.S. in Biology from Seton Hall University, and her M.B.A. (with highest honors) in Marketing from Fairleigh Dickinson

University-Florham Campus. She studied post-graduate Molecular Biology and began her career at the University of Medicine and Dentistry of New Jersey. Because of Ms. Gulfo’s experience in both pharmaceutical companies and commercial development roles, the Board believes that she is able to contribute valuable input to the Board on Myovant’s affairs.
David Marek. Mr. Marek has served as a member of the Board and our Principal Executive Officer, and as Chief Executive Officer of Myovant Sciences, Inc., our wholly-owned subsidiary, since January 2021. Mr. Marek served as Chief Commercial Officer of Axsome Therapeutics, Inc., a pharmaceutical company, where he led the buildout of commercial capabilities in preparation for anticipated product launches, from September 2019 to December 2020. Prior to joining Axsome, from June 2017 to August 2019, Mr. Marek held the position of Vice President, and General Manager of the Neuroscience business unit at Amgen, Inc., a pharmaceutical company. At Amgen, Mr. Marek led the U.S. commercialization strategy and launch of Aimovig for migraine prevention. Prior to heading the Neuroscience business unit, he was Vice President of Marketing of Amgen’s U.S. Inflammation and Nephrology business from June 2015 to June 2017, in which role he was responsible for managing revenue forecasts, product strategies, and business planning for the U.S. Inflammation and Nephrology business of Amgen. Before Amgen, Mr. Marek was the principal and owner of Turnstone Strategies LLC, which was a consulting firm providing consulting services on health and wellness, digital health, corporate strategy, marketing, and various other matters. Prior to that position, Mr. Marek served as Executive Vice President, Consumer Services, and Commercial Strategy Officer of WebMD Health Corp., a provider of health information services. Prior to this position at WebMD, Mr. Marek was the Managing Director of Saatchi & Saatchi Healthcare Advertising, a multinational communications and advertising agency network. Mr. Marek began his career at Eli Lilly and Company, a pharmaceutical company, followed by AstraZeneca, a multinational pharmaceutical and biotechnology company, where he served in a variety of marketing and sales roles of increasing responsibility. He earned his Bachelor of Arts degree in Business Administration from Washington State University. Mr. Marek’s experience as an executive in the pharmaceutical industry, knowledge of biopharmaceuticals, and his position as our Chief Executive Officer were the primary qualifications that led the Board to conclude that he should serve on the Board.
Hiroshi Nomura. Since April 2018, Mr. Nomura has served as President, Chief Executive Officer, and Representative Director of Sumitomo Dainippon Pharma, a pharmaceutical company based in Japan and the sole shareholder of Sumitovant Biopharma Ltd., our majority shareholder. Before serving at his current position, Mr. Nomura also served in a number of executive leadership roles at Sumitomo Dainippon Pharma, including as a member of the Board of Directors, Senior Executive Officer, Chief Finance Officer and Representative Director between April 2017 and April 2018, and as a member of the Board of Directors, Senior Executive Officer and Chief Finance Officer from April 2014 to April 2017. Before that, Mr. Nomura also held various other positions with increasing responsibilities at Sumitomo Dainippon Pharma from October 2005 to April 2014. Mr. Nomura currently serves on the boards of directors of Sumitomo Dainippon Pharma, Sumitovant Biopharma and Sumitomo Dainippon Pharma Oncology, Inc., a pharmaceutical company which was formed by a merger between Boston Biomedical, Inc. and Tolero Pharmaceuticals, Inc. in 2020. He also served as Vice Chairman of the board of directors of Sunovion Pharmaceuticals Inc., a pharmaceutical company, from February 2011 to April 2014. Mr. Nomura received an economics degree from University of Tokyo. Because of Mr. Nomura’s extensive knowledge of biotech and pharmaceutical industry and management experience, we believe he is able to make valuable contributions to our Board.
Myrtle Potter. Ms. Potter has served as a member of the Board since September 2018 and has served as the Chairman of the Board since November 2018. Ms. Potter has served as the Chief Executive Officer of Sumitovant Biopharma, Inc., a biopharmaceutical company and a subsidiary of Sumitovant Biopharma Ltd. since December 2019. Sumitovant Biopharma Ltd. is our majority shareholder and a wholly-owned subsidiary of Sumitomo Dainippon Pharma. From July 2018 to December 2019, Ms. Potter served as Vant Operating Chair of Roivant Sciences, Inc, a pharmaceutical company. Ms. Potter founded Myrtle Potter & Company, LLC, a private healthcare and life sciences advisory firm, in September 2005, and served as its Chief Executive Officer until June 2018. From August 2009 until December 2014, Ms. Potter served as Founder and Chief Executive Officer of Myrtle Potter Media, Inc., a consumer healthcare company. From 2000 to 2004, Ms. Potter served as Chief Operating Officer at Genentech, Inc., a biopharmaceutical company, and from 2004 to 2005, she served as its President, Commercial Operations and Executive Vice President. Prior to that, Ms. Potter held various positions, including President, U.S. Cardiovascular/Metabolics at Bristol-Myers Squibb and as a Vice President at Merck & Co. Ms. Potter currently serves on the board of directors of Liberty Mutual Holding Company Inc., a diversified global insurance company and several privately held companies, including Urovant Sciences Ltd., a biopharmaceutical company which ceased to be a public company in March 2021 as a result of Sumitovant acquiring all of the outstanding shares of Urovant not previously held by Sumitovant. Ms. Potter previously served on the boards of directors of Axsome Therapeutics, Inc., a biopharmaceutical company, from June 2017 to June 2020, Immunovant, Inc., a biopharmaceutical company, from December 2019 to February 2020, Axovant Gene Therapies Ltd., a biopharmaceutical company, from September 2018 to February 2020, Arbutus Biopharma Corporation, a biopharmaceutical company, from October 2018 to February 2020, INSMED Incorporated, a biopharmaceutical company, from December 2014 to November 2018, Rite Aid Corporation, a leading drugstore chain, from December 2013 to September 2018, Everyday Health, Inc., a leading provider of digital health and wellness solutions, from October 2010 until its acquisition in December 2016, and Amazon.com, Inc., a leading e-commerce company, from 2004 to 2009. She also served on the boards of directors of Medco Health Solutions Inc. and Express Scripts Holding Co., subsequent to its acquisition of Medco Health Solutions, as well as other privately held companies. Ms. Potter earned a B.A. from the University of Chicago. The Board believes that Ms. Potter’s extensive experience leading biopharmaceutical companies and her expertise in commercializing prescription drugs qualifies her to serve as a member of the Board.
The Board Of Directors Recommends A Vote “FOR” Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence Of The Board Of Directors
We are a “controlled company,” within the meaning of applicable NYSE listing rules due to Sumitovant being our controlling shareholder and having the voting power to elect in excess of 50% of our directors. As a result, we are exempt from the NYSE corporate governance requirements that a majority of the Board be “independent,” and that the Nominating and Corporate Governance Committee and the Compensation Committee consist solely of independent directors. Currently, three of the seven members of the Board, two of the three members of the Compensation Committee, and one of the three members of the Nominating and Corporate Governance Committee are “independent” as described below. The Audit Committee currently consists solely of independent directors. Notwithstanding the fact that we may rely on these exemptions, the Board has undertaken a review of the independence of its directors and director nominees. The Board consults with our legal counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NYSE, as in effect from time to time.
Under applicable NYSE regulations, even though we are a “controlled company” within the meaning of applicable NYSE listing rules, we are required to have an Audit Committee composed of at least three directors, each of whom must be independent. As Ms. Sebelius will be leaving our Board at the Annual Meeting, we are seeking to add an additional member of the Board to take her place on the Audit Committee and, if we are able to do so, he or she will be appointed, or reappointed by the Board if already appointed, to the Board at the Annual Meeting.
After review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Myovant, our senior management and our independent auditors, the Board has affirmatively determined that each of Ms. Curran, Mr. Guinan and Ms. Sebelius is an independent director within the meaning of the applicable NYSE listing rules. In making this determination, the Board determined that none of these directors had a material or other disqualifying relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities.
The Board has determined that Mr. Marek, by virtue of his position as our Principal Executive Officer, is not independent under applicable SEC and NYSE listing rules. In addition, the Board has determined that Ms. Gulfo, and Ms. Potter, by virtue of their affiliations with Sumitovant, our majority shareholder and with which we have multiple agreements, and Mr. Nomura, by virtue of his affiliation with Sumitomo Dainippon Pharma, which is the sole shareholder of Sumitovant and with which we have multiple agreements, are not independent under applicable SEC and NYSE listing rules. See “Transactions with Related Persons” for a description of our agreements with Sumitomo Dainippon Pharma and Sumitovant.
As to former members of the Board who resigned from the Board during our fiscal year ended on March 31, 2021, the Board affirmatively determined that Dr. Seely, who served as a director from May 2016 to January 2021, was not independent while serving on the Board under applicable SEC and NYSE listing rules by virtue of her position as our former Principal Executive Officer.
Board Diversity
Our Board is made up of seven directors with extensive experience leading and advising biotechnology and pharmaceutical companies. Within the confines of our Investor Rights Agreement, our Board strives to ensure that our directors have backgrounds that collectively add significant value to our strategic decisions and enable them to provide oversight of management to ensure accountability to our shareholders. In addition, we have worked hard to strike the right balance between long-term understanding of our business and fresh external perspectives, as well as to ensure diversity within the boardroom.
We believe that a diversity of viewpoints, background, experience and other characteristics, such as gender and underrepresented minority, are an important part of the composition of our Board. The current composition of our Board consists of seven members, four of whom are women and two of whom are members of underrepresented minorities.

Board Leadership Structure
Our Corporate Governance Guidelines provide that the Board may appoint the same person to serve as both our Principal Executive Officer and Chairman of the Board, or the Board may appoint separate persons to serve in these positions. At the present time, the position of Chairman of the Board is held by Ms. Potter and the position of Principal Executive Officer is currently held by Mr. Marek and was held by Dr. Seely until January 3, 2021. The Board believes that, under the current circumstances, the separation of the offices of Chairman and Principal Executive Officer enhances oversight of management and Board functions. This separation is designed to allow Mr. Marek the ability to focus on his responsibilities of running Myovant, enhancing shareholder value and expanding and strengthening our business. Concurrently, Ms. Potter, as Chairman of the Board, can focus on leadership for the Board as it provides advice to, and independent oversight of, management.
Ms. Sebelius has been serving as our Lead Independent Director since July 23, 2018, and Mark Guinan will serve as our Lead Independent Director following the Annual Meeting. Our Corporate Governance Guidelines provide that the Board may designate an independent director as the Lead Independent Director in its sole discretion. The Lead Independent Director serves at the pleasure of the Board, and the Lead Independent Director’s duties include, among other things: establishing the agenda for meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over meetings of the independent directors and meetings of the non-management directors, as applicable; presiding over any portions of meetings of the Board evaluating the performance of the Board; and coordinating the activities of the other independent directors and perform such other duties the Board may establish or delegate.
At the present time, the Board believes that the current Board members, together with our management, possess the requisite leadership and industry skills, expertise and experiences to effectively oversee our business and affairs. Moreover, the Board prefers to retain the flexibility to select the appropriate leadership structure based upon the existence of various conditions, including, but not limited to, business, financial or other market conditions, affecting us at any given time. Notwithstanding the foregoing, the non-management directors of the Board regularly participate in executive sessions outside of the presence of any management directors or other members of our management.
Role Of The Board In Risk Oversight
One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us, such as business operational risks relating to the COVID-19 pandemic. The Audit Committee of the Board has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee of the Board also monitors risk assessment and risk management, including privacy and data security, compliance with legal and regulatory requirements, and is responsible for oversight of the whistleblower hotline and the performance of our internal audit function. The Nominating and Corporate Governance Committee of the Board monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct, and is responsible for monitoring whether our policies are effective with respect to privacy, data security, quality and healthcare law compliance. The Compensation Committee of the Board assesses and monitors whether any of our compensation policies and programs have the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.
Meetings Of The Board Of Directors And Committees; Attendance At Annual Meeting Of Shareholders
The Board met eleven times during our fiscal year ended on March 31, 2021. The Audit Committee met eleven times, the Compensation Committee met eight times, and the Nominating and Corporate Governance Committee met five times, during our fiscal year ended on March 31, 2021. All of the Board members attended 75% or more of the aggregate number of meetings of the Board and of the committees on which they served that were held during the portion of the last fiscal year for which they were directors or committee members.

As required under applicable NYSE listing rules, in our fiscal year ended on March 31, 2021, our non-management directors met in regularly scheduled executive sessions at which only non-management directors were present. Our independent directors also met in regularly scheduled sessions at which only independent directors were present. The Lead Independent Director presided over the independent director sessions.
Our policy is that directors are invited, but not required, to attend any general meeting of shareholders. Dr. Seely was the sole director who attended our 2020 Annual General Meeting of Shareholders.
Information Regarding Committees Of The Board Of Directors
The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Below is a description of each of these committees. Each committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. Copies of the written charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each as adopted by the Board, are available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters.
The Board has affirmatively determined that all of the members who currently serve on the Audit Committee, one member serving on the Nominating and Corporate Governance Committee (Ms. Curran) and two members serving on the Compensation Committee (Ms. Sebelius and Ms. Curran), meet the applicable NYSE rules and regulations regarding “independence” and each such member is free of any relationship that would impair his or her ability to exercise independent judgment with regard to Myovant. Mr. Nomura, who serves on the Compensation Committee, and Ms. Potter and Ms. Gulfo, who serve on the Nominating and Corporate Governance Committee, are not independent, as affirmatively determined by the Board.
Audit Committee
The Audit Committee currently consists of Mr. Guinan, Ms. Curran and Ms. Sebelius. The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) to oversee our corporate accounting and financial reporting processes and audits of our financial statements. The Board reviews the NYSE listing standards definition of independence for Audit Committee members on an annual basis and has determined that each of Mr. Guinan, Ms. Curran and Ms. Sebelius satisfies the independence requirements for audit committee members under the applicable NYSE listing rules and Rule 10A-3 of the Exchange Act.
All members of the Audit Committee meet the requirements for financial literacy under applicable SEC rules and regulations. The Board has also determined that Mr. Guinan qualifies as an “audit committee financial expert,” as defined in applicable SEC rules and regulations, and has the requisite financial sophistication as defined under the applicable NYSE listing rules. The Board made a qualitative assessment of Mr. Guinan’s level of knowledge and experience based on a number of factors, including his formal education and prior experience.
The principal duties and responsibilities of the Audit Committee include:
•
recommending and retaining an independent registered public accounting firm to serve as our independent auditors, overseeing our independent auditors’ work, and determining our independent auditors’ remuneration;

•	evaluating the performance of and assessing the qualifications of our independent auditors;
•	approving in advance all audit services and non-audit services to be provided to us by our independent auditors;
•	monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law;
•
pursuant to the Bye-laws and the Investor Rights Agreement, as long as this agreement is effective, identifying, reviewing, evaluating and recommending candidates (including for appointment, re-election and vacancy filing) who are Independent Directors (as such term is defined in the Investor Rights Agreement and Bye-laws and described below) to serve on the Board and serve on the Audit Committee, consistent with criteria approved by the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements;

•	assessing and taking other appropriate action to oversee the independence of our independent auditors;
•
reviewing the financial statements proposed to be included in our Annual Report on Form 10-K to be filed with the SEC and recommending to the Board whether such financial statements should be so included;

•
reviewing and discussing with management and our independent auditors the results of the annual audit and the independent auditor’s review of our quarterly financial statements, including, as appropriate, a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our reports filed with the SEC;

•
reviewing and discussing with management and our independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and management, including risks related to our accounting matters, financial reporting and legal and regulatory compliance, and reviewing and discussing with management, as appropriate, insurance programs;

•	conferring with management and our independent auditors, as appropriate, regarding the scope, adequacy and effectiveness of our internal control over financial reporting;
•
assisting the Board in the oversight and the design and implementation of our internal audit function and, upon adoption of our internal audit function, coordinating the Board’s oversight of the performance of our internal audit function;

•	reviewing and approving or rejecting transactions between us and any related persons;
•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls, auditing or compliance matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

•	reviewing and approving other matters that are set forth in our Investor Rights Agreement with Sumitomo Dainippon Pharma and Sumitovant and our Bye-laws.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for our fiscal year ended on March 31, 2021 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the Securities and Exchange Commission. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended on March 31, 2021.
Mr. Mark Guinan
Ms. Terrie Curran
Ms. Kathleen Sebelius
*
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
We are a “controlled company,” under the meaning of applicable NYSE listing rules due to Sumitovant being our controlling shareholder and having the voting power to elect in excess of 50% of our directors. As a result, we are exempt from the NYSE corporate governance requirements that the Compensation Committee consists solely of independent directors. Pursuant to the terms of our Investor Rights Agreement with Sumitomo Dainippon Pharma and Sumitovant, our Compensation Committee must be composed of two independent directors and one director designated by Sumitomo Dainippon Pharma or Sumitovant. The Compensation Committee currently consists of Ms. Sebelius, Ms. Curran and Mr. Nomura, with Mr. Nomura being the Sumitomo Group designated director (as described below). The Board has determined that each of Ms. Sebelius and Ms. Curran is “independent” as the applicable NYSE listing rules currently define independence and are “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and that Mr. Nomura, by virtue of his affiliation with Sumitomo Dainippon Pharma, is not independent as the applicable NYSE listing rules currently define independence or a “non-employee director” as defined in Rule 16b-3 under the Exchange Act.
In January 2020, the Compensation Committee established an Equity Committee, which is a sub-committee of the Compensation Committee composed entirely of the independent directors who serve on the Compensation Committee (currently, Kathleen Sebelius and Terrie Curran), and delegated to the Equity Committee the power to award any equity to an executive officer or a director who is required to file Section 16 reports under Section 16(a) of the Exchange Act.
The Compensation Committee of the Board acts on behalf of the Board to, among other things, oversee our compensation strategy, policies, plans and programs and to review and determine the compensation to be paid to our executive officers and directors. In general, the Compensation Committee of the Board performs the same policy- and compensation-setting functions for our subsidiaries and their executive officers as it does for us, and references herein to our personnel, policies, plans and programs include those of our subsidiaries as well. The principal duties and responsibilities of the Compensation Committee include:
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reviewing, modifying and approving our overall compensation strategy and policies, including: (a) reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and other senior management, as appropriate; (b) evaluating and approving, or recommending to the Board for approval, compensation plans and programs advisable for us, including modifications and terminations to those plans and programs; (c) establishing policies with respect to equity compensation arrangements; (d) assessing the adequacy and competitiveness of our executive compensation programs among comparable companies in our industry; and (e) reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangement for our executive officers and other senior management, as appropriate;

•
establishing and approving individual and corporate goals and objectives of our Principal Executive Officer and our other executive officers and senior management and evaluating performance of our Principal Executive Officer and our other executive officers and senior management, as appropriate, in light of these stated objectives;

•	reviewing and approving the type and amount of compensation to be paid or awarded to Board members; and
•	adopting, amending, administering, and terminating our equity compensation plans, pension and profit-sharing plans, bonus plans, deferred compensation plans and similar programs.
Compensation Committee Processes and Procedures
Pursuant to the charter of the Compensation Committee, the Compensation Committee is required to meet at least once annually and can meet with greater frequency if necessary. The agenda for each meeting is usually developed by the Chairperson of the Compensation Committee, in consultation with the Senior Vice President, Human Resources, General Counsel and Corporate Secretary, and Principal Executive Officer. The Compensation Committee meets regularly in executive sessions. However, from time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the Compensation Committee to make presentations, provide financial or other background information, provide advice or otherwise participate in Compensation Committee meetings. Our Principal Executive Officer may not participate in, or be present during, the voting or deliberations of the Compensation Committee regarding his or her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of Myovant.
In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from internal or external legal, accounting or other advisors and consultants that any member of the Compensation Committee deems necessary or appropriate in the discharge of his or her responsibilities. If the Compensation Committee chooses to retain or obtain the advice of a compensation consultant, independent legal counsel, or other advisor, it has the direct responsibility for the appointment, compensation and oversight of the work of such party, and we will provide for appropriate funding, as determined by the Compensation Committee, for the payment to such party. In addition, the Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in its evaluation of executive and director compensation, including the sole authority to approve the consultant’s reasonable fees and other retention terms, all at our expense. Under the charter, the Compensation Committee may select a compensation consultant, legal counsel or other advisor (other than in-house legal counsel and certain other types of advisors) only after taking into consideration all factors relevant to that party’s independence from management, including the six factors as set forth in the NYSE listing rules; however, there is no requirement that any advisor be independent.
The Compensation Committee engaged Compensia as its compensation consultant in October 2017. During our fiscal year ended on March 31, 2021, the Compensation Committee continued its engagement of Compensia to review our executive and director compensation policies and practices and to conduct a competitive market analysis of executive and director compensation. During our fiscal year ended on March 31, 2021, Compensia provided the following assistance to the Compensation Committee:
•	reviewed and updated the compensation peer group of comparable public companies for purposes of evaluating the compensation levels of our executive officers and non-employee directors;
•	analyzed the compensation levels and practices of the companies in our compensation peer group;
•	reviewed the competitiveness of compensation paid to our executive officers, including base salary, annual cash incentive awards and long-term incentive awards;
•	reviewed and provided input on the design of the annual and long-term incentive compensation programs offered to our executive officers and other members of senior management;
•	analyzed the board of director compensation practices of the companies in our compensation peer group and reviewed the competitiveness of compensation paid to our non-employee directors; and
•	provided ad hoc advice and support, including related to aggregate equity utilization (burn rate and overhang), compensation risk assessment, and broad-based employee cash and equity compensation.
Compensia reported directly to the Compensation Committee and provided no services to us other than the consulting services to the Compensation Committee. Based on the consideration of the six factors as set forth in the NYSE listing rules, the Compensation Committee does not believe that its relationship with Compensia or the work of Compensia on behalf of the Compensation Committee has raised any conflict of interest. The Compensation Committee reviews these factors on an annual basis and receives written confirmation from Compensia stating its belief that it remains an independent compensation consultant to the Compensation Committee.
Generally, the Compensation Committee’s process for setting executive compensation comprises two related elements: the determination of compensation levels; and the establishment of performance objectives for the current year. The Compensation Committee generally makes adjustments to annual compensation, determines bonuses and equity awards and establishes new performance objectives at one or more meetings held near the beginning of the fiscal year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive officer hires, as well as high-level strategic issues, such as the effectiveness of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.
For executive officers other than our Principal Executive Officer, the Compensation Committee solicits and considers such executive officers’ performance evaluations and recommendations submitted to the Compensation Committee by our Principal Executive Officer. In addition, the Compensation Committee conducts an evaluation of the performance of our Principal Executive Officer and determines any adjustments to his or her compensation as well as awards to be granted. Based on those discussions and the exercise of its discretion, the Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. For all executive officers and directors, when making its compensation decisions, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, analyses that set forth the total compensation that may become payable to executive officers in various hypothetical scenarios, executive officer and director share ownership information, company share performance data, analyses of historical executive officer compensation levels and current company-wide compensation levels and recommendations of Compensia, including analyses of executive officer and director compensation paid at the companies comprising the compensation peer group. The Compensation Committee may also form and delegate authority to subcommittees as it deems appropriate.
Nominating and Corporate Governance Committee
We are a “controlled company,” under the meaning of applicable NYSE listing rules due to Sumitovant being our controlling shareholder and having the voting power to elect in excess of 50% of our directors. As a result, we are exempt from the NYSE corporate governance requirements that the Nominating and Corporate Governance Committee consists solely of independent directors. Pursuant to the terms of our Investor Rights Agreement with Sumitomo Dainippon Pharma and Sumitovant, our Nominating and Corporate Governance Committee must be composed of one independent director and two directors designated by Sumitomo Dainippon Pharma or Sumitovant. The Nominating and Corporate Governance Committee currently consists of Ms. Curran, Ms. Potter and Ms. Gulfo, with Ms. Potter and Ms. Gulfo being the Sumitomo Group designated directors (as described below). The Board has determined that Ms. Curran is “independent,” as independence is currently defined in the applicable NYSE listing rules. The Board has determined that Ms. Potter and Ms. Gulfo, by virtue of their affiliation with Sumitovant, our majority shareholder, are not “independent” as the applicable NYSE listing rules currently define independence.
Subject to the Bye-laws and the Investor Rights Agreement discussed below, the principal duties and responsibilities of the Nominating and Corporate Governance Committee include:
•
identifying, reviewing and evaluating candidates to serve as directors (other than Independent Directors (as such term is defined in the Investor Rights Agreement and Bye-laws) who are also members of the Audit Committee or directors being nominated to the Board to serve as Independent Directors on the Audit Committee), consistent with criteria approved by the Board, including consideration of any potential conflicts of interest as well as applicable independence and experience requirements;

•
reviewing, evaluating and considering the recommendation for nomination of incumbent directors for re-election to the Board (other than Independent Directors who are also members of the Audit Committee or directors being nominated to the Board to serve as Independent Directors on the Audit Committee who shall be first nominated by the Audit Committee), as well as monitoring the size of the Board;

•
reviewing, discussing and assessing the performance of the Board, including Board committees, such assessment to include evaluation of the Board’s contribution as a whole and effectiveness in serving the best interests of Myovant and its shareholders, specific areas in which the Board and/or management believe contributions could be improved, overall Board composition and makeup, including the reelection of current Board members, and the independence of directors;

•
overseeing the Board’s committee structure and operations, evaluating the performance of the members of the committees of the Board, reviewing the composition of such committees, and recommending to the Board the membership of each such committee;

•	reviewing, discussing and assessing our corporate governance principles;
•	reviewing our policy statements to determine adherence to our Code of Business Conduct and Ethics;
•	reviewing, discussing and assessing our quality and healthcare compliance programs, activities and controls;
•	overseeing and reviewing the processes and procedures we use to provide accurate, relevant and appropriately detailed information to the Board and its committees on a timely basis; and
•	reviewing plans for management succession.
The Nominating and Corporate Governance Committee believes that candidates for director nominees should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and

Corporate Governance Committee also would consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of Myovant, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, diversity and having the commitment to rigorously represent the long-term interests of our shareholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Subject to the Investor Rights Agreement and Bye-laws discussed below, candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of our shareholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and Myovant, to maintain a balance of knowledge, experience and capability. The current composition of our Board consists of seven members, four of whom are women and two of whom are members of underrepresented minorities. See “Board Diversity” above for more information.
Subject to the Investor Rights Agreement and Bye-laws discussed below, in the case of incumbent directors (other than the Audit Committee members) whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Nominating and Corporate Governance Committee also takes into account the results of the Board’s self-evaluation, typically conducted annually on a group and individual basis.
Subject to the Investor Rights Agreement and Bye-laws discussed below, in the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NYSE purposes, which determination is based upon applicable NYSE listing rules, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. Subject to the Bye-laws, the Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.
The Bye-laws delegate to the Nominating and Corporate Governance Committee the authority to set the size of our board and to nominate director candidates and fill vacancies on our board, with the exception of candidates to replace, or vacancies in the offices of, at least three Independent Directors who are members of the Audit Committee, which nominations or appointments are to be made through a process under which the Audit Committee proposes nominees or appointees who are then required to be nominated or appointed by our board unless rejected by the Nominating and Corporate Governance Committee, with alternative processes in the event of such a rejection or failure by the Audit Committee to make a timely proposal and provide that the Board’s power to delegate its powers to committees is subject to the provisions of the Investor Rights Agreement during the Trigger Period (as defined in the Bye-laws).
Under the Investor Rights Agreement, the Board consists of (i) three directors designated by Sumitomo Dainippon Pharma or its affiliates (the “Sumitomo Group designated directors”), (ii) three Independent Directors (as such term is defined in the Investor Rights Agreement and described above) and (iii) the Principal Executive Officer. An “Independent Director” is a director who (A) the Board reasonably determines qualifies as an “independent director” under the NYSE listing rules, (B) is not and within the last three years has not been a director, officer or employee of an entity of Sumitomo Dainippon Pharma and its affiliated entities (the “Sumitomo Group”), and (C) does not have any immediate family member who is or within the last three year has been a director, officer or employee of an entity within the Sumitomo Group. The Nominating and Corporate Governance Committee shall consist of (i) two Sumitomo Group designated directors and one Independent Director. The Compensation Committee shall consist of (i) one Sumitomo Group designated director and (ii) two Independent Directors. The Audit Committee shall consist of the three Independent Directors.
Under the Investor Rights Agreement, at all times until the Sumitomo Group no longer holds more than 50% of our outstanding common shares, among other things: (i) the Audit Committee of the Board will be composed solely of three Independent Directors, each of whom is an initial Independent Director or has been nominated or appointed to the Board in accordance with specified provisions of the Bye-laws, and at least one of whom will meet the requirements of an “Audit Committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K under the Exchange Act; (ii) the Nominating and Corporate Governance Committee of the Board will be composed of (A) two Sumitomo Group designated directors and (B) one Independent Director who is also a member of the Audit Committee; (iii) the Compensation Committee of the Board will be composed of (A) one Sumitomo Group designated director and (B) two Independent Directors each of whom is also a member of the Audit Committee; (iv) except as may be required by applicable laws, regulations or stock exchange rules, any other standing or ad hoc committee of the Board will be composed of a majority of Sumitomo Group designated directors, subject to specified exceptions; (v) specified provisions of the Bye-laws may not be amended, revised or removed without the prior written consent of Sumitovant; and (vi) all entities within the Sumitomo Group will vote the common shares owned by them in connection with any election of Independent Directors in a manner that is either in accordance with the recommendation of the Board or in direct proportion to the manner in which the Myovant shareholders not affiliated with Sumitomo Dainippon Pharma vote their common shares in respect of the election of such Independent Directors.
In addition, subject to the Investor Rights Agreement and Bye-laws, the Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. Shareholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written notice to the Nominating and Corporate Governance Committee by following the procedures described under “Shareholder Communication with the Board of Directors” below. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a shareholder. Though the Board or the Nominating and Corporate Governance Committee has not established a formal policy with regard to consideration of director candidates recommended by shareholders, the Board believes that such the procedures set forth in the Bye-laws, currently in effect, are sufficient and that the establishment of a formal policy is not necessary.
Shareholder Communication With The Board Of Directors
The Board has adopted a formal process by which shareholders may communicate with the Board or any of its directors. Shareholders who wish to communicate with the Board or an individual director may do so by sending written communications to the Board or such director at Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The Corporate Secretary will forward each communication to our Principal Financial Officer or his or her designee, and the communication will be further forwarded to the Board or individual directors to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the communication will be discarded.
In addition to shareholder communications with directors, any interested person may communicate directly with the presiding director of the Board’s executive sessions or the independent or non-management directors as a group. Persons interested in communicating directly with the independent or non-management directors regarding their concerns or issues may do so by addressing correspondence to a particular director, or to the independent or non-management directors generally, in care of Myovant Sciences Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. If no particular director is named, letters will be forwarded, depending upon the subject matter, to the Chairperson of the Audit Committee, the Compensation Committee, or the Nominating and Corporate Governance Committee.
Code Of Business Conduct And Ethics
The Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers, employees, consultants and independent contractors. The Code of Business Conduct and Ethics is available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision thereof to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website or otherwise as required by applicable law and NYSE listing requirements.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines to establish the authority and practices to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our shareholders. The Corporate Governance Guidelines set forth the practices that the Board intends to follow with respect to a number of areas, including its composition and selection, role, meetings, committees, access to management and use of outside advisors, Principal Executive Officer evaluation and succession planning, and board assessment and compensation. The Corporate Governance Guidelines are available on our website at https://myovant.gcs-web.com/corporate-governance/documents-and-charters.
Compensation Risk Assessment
The Compensation Committee assesses and considers potential risks when reviewing and approving our compensation policies and practices for our executive officers and our employees. We, and with respect to our executive officers, the Compensation Committee, have designed our compensation programs, including our incentive compensation plans, with features to monitor and minimize potential risks while rewarding our executive officers and employees for achieving financial and strategic objectives through prudent business judgment and appropriate risk taking. Based upon Compensia’s analysis and the Compensation Committee’s independent assessment of our compensation policies and practices, the Compensation Committee has determined our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Insider Trading Policy; Policy Against Hedging
We recognize that our employees (including our executive officers), directors and consultants may sell our common shares from time to time in the open market, including in connection with exercises of stock options (“options”). All such transactions are required to comply with our Insider Trading Policy. Under our Insider Trading Policy, employees, directors and consultants may only purchase or sell our securities during quarterly “window” periods. The only exceptions to this are transactions directly with Myovant, for example, option exercises for cash under our equity incentive plan, or transactions conducted pursuant to a trading plan adopted under Rule 10b5-1 of the Exchange Act. In addition, all of our executive officers may only buy or sell Myovant common shares pursuant to pre-approved trading plans adopted under Rule 10b5-1 of the Exchange Act, subject to certain exceptions permitted under our Insider Trading Policy. Our Insider Trading Policy also prohibits our employees (including our executive officers) and directors from engaging in, among other things, short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to our common shares at any time.
Stock Ownership Guidelines
The Compensation Committee has considered, but has not adopted, stock ownership guidelines for our named executive officers nor for our non-employee directors. From time to time, the Compensation Committee revaluates whether to adopt stock ownership guidelines and we may adopt stock ownership guidelines in the future.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, APPOINTMENT OF AUDITOR FOR STATUTORY PURPOSES AND AUTHORIZATION FOR THE BOARD TO SET AUDITOR REMUNERATION
The Audit Committee of the Board has selected Ernst & Young LLP to serve as our independent registered public accounting firm for our fiscal year ending March 31, 2022. The Audit Committee is submitting the selection of our independent registered public accounting firm for ratification by the shareholders at the Annual Meeting. In addition, under Bermuda law, our shareholders have the right to appoint our auditor. Therefore, we are also submitting for approval at the Annual Meeting the appointment of Ernst & Young LLP as our auditor for statutory purposes under the Companies Act until the close of the next Annual Meeting, and authorization for the Board, acting through the Audit Committee, to determine the remuneration of Ernst & Young LLP in that capacity.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
The following table represents aggregate fees billed to us for our fiscal year ended on March 31, 2021, and for our fiscal year ended on March 31, 2020. Ernst & Young LLP served as the independent registered public accounting firm for each of those periods.
Fee Category	Fiscal Year Ended March 31, 2021	Fiscal Year Ended March 31, 2020
Audit Fees(1)	$2,172,759	$1,737,249
Audit-Related Fees	—	—
Tax Fees(2)	86,800	20,600
All Other Fees(3)	4,240	1,285
Total Fees	$2,263,799	$1,759,134
(1)
Includes fees for the audit of our annual consolidated financial statements included in our Annual Report on Form 10-K for the applicable fiscal year, review of the unaudited consolidated financial statements included in our Quarterly Reports on Form 10-Q, and for services provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, including review of certain equity awards, consents associated with registration statements on Form S-3 and Form S-8, and applicable amendments thereto, services relating to our financing matters, and statutory audits of certain of our subsidiaries. All services described above were pre-approved by the Audit Committee.

(2)	Includes fees for professional services related to tax compliance and reporting.
(3)	Represents subscription fees for an online search engine.
PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services performed by our independent registered public accounting firm. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS
The affirmative vote of a majority of shares cast in accordance with the Bye-laws is required to ratify the selection by the Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as our auditor for statutory purposes under the Companies Act for our fiscal year ending March 31, 2022, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as our auditor for our fiscal year ending March 31, 2022. Votes “For” or “Against” and Abstentions will affect the outcome. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes are not considered to be votes cast and therefore will have no effect.

If the shareholders do not approve the appointment of Ernst & Young LLP and the Audit Committee’s authority to set Ernst & Young LLP’s remuneration, the Audit Committee will consider the appointment of another auditor to be approved by the shareholders. We expect that representatives of Ernst & Young LLP will be present by telephone at the Annual Meeting. They will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Myovant’s shareholders are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Our shareholders have expressed a preference, and our Board has determined, to hold an advisory vote on executive compensation annually. We are presenting this Proposal 3 as required by Section 14A of the Exchange Act. Unless our Board changes the frequency of future advisory votes on executive compensation, the next advisory vote on executive compensation will be held at our 2022 Annual Meeting of Shareholders. Pursuant to the Dodd-Frank Act, the shareholder vote is an advisory vote only and is not binding on us or the Board.
Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing compensation philosophy and making future compensation decisions.
Pay-for-Performance Philosophy
We compensate our executive officers in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and shareholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance.
Business Results
The compensation of our named executive officers during our fiscal year ended on March 31, 2021, is consistent with significant business achievements and individual performance. The following summarizes certain key highlights of our corporate performance during our fiscal year ended on March 31, 2021:
Product and Product Candidates
Advanced Prostate Cancer
•
On December 18, 2020, the U.S. Food and Drug Administration (“FDA”) approved ORGOVYX® (relugolix 120 mg) for the treatment of adult patients with advanced prostate cancer. ORGOVYX, which was granted Priority Review by the FDA, is the first and only oral gonadotropin-releasing hormone receptor antagonist for the treatment of adult patients with advanced prostate cancer. The approval of ORGOVYX was based on efficacy and safety data from the Phase 3 HERO study of ORGOVYX in men with advanced prostate cancer.

•
ORGOVYX became commercially available through authorized specialty distributors in the U.S. in early January 2021. Our oncology sales force began promoting ORGOVYX to target prescribers in early January 2021 and the uro-oncology sales force of our collaboration partner, Pfizer Inc. (“Pfizer”), began actively promoting ORGOVYX to target prescribers in early February 2021.

•
On March 29, 2021, we announced that the European Medicines Agency (“EMA”) validated our previously submitted Marketing Authorization Application (“MAA”) for relugolix for the treatment of men with advanced prostate cancer. The validation of the application confirmed that the submission is sufficiently complete for the EMA to begin the formal review process. If approved, relugolix would be the first and only oral androgen deprivation therapy for advanced prostate cancer in Europe.

•
In May 2020, efficacy and safety data from the Phase 3 HERO study were simultaneously published online in the New England Journal of Medicine and presented at the American Society of Clinical Oncology’s ASCO20 Virtual Scientific Program.

Uterine Fibroids
•
In May 2020, we submitted a New Drug Application (“NDA”) to the FDA for relugolix combination tablet for the treatment of women with heavy menstrual bleeding associated with uterine fibroids, which was accepted by the FDA and led to the approval of MYFEMBREE® (relugolix 40 mg, estradiol 1 mg, and norethindrone acetate 0.5 mg) in May 2021 as the first and only once-daily oral treatment for the management of heavy menstrual bleeding associated with uterine fibroids. The approval of MYFEMBREE was supported by efficacy and safety data from the Phase 3 LIBERTY 1 and LIBERTY 2 studies, which were published in the New England Journal of Medicine in February 2021.
•	On September 14, 2020, we announced one-year data on bone mineral density from the Phase 3 LIBERTY As discussed, we program and from a prospective observational study of women with uterine fibroids.
•	On October 21, 2020, we presented one-year efficacy and safety data from the LIBERTY long-term extension study at the American Society for Reproductive Medicine (“ASRM”) 2020 Virtual Congress.
•
In February 2021, we and our collaboration partner, Pfizer, announced publication in the New England Journal of Medicine of the Phase 3 LIBERTY 1 and LIBERTY 2 studies of investigational once-daily relugolix combination therapy in women with uterine fibroids.

•	On March 24, 2021, we and Pfizer announced positive safety and efficacy data from the LIBERTY randomized withdrawal study.
Endometriosis
•
On April 22, 2020, and June 23, 2020, we announced positive top-line results from the two replicate SPIRIT 2 and SPIRIT 1 studies, respectively. We submitted a supplemental New Drug Application to the FDA for once-daily MYFEMBREE (relugolix 40 mg, estradiol 1 mg, and norethindrone acetate 0.5 mg) for the management of moderate to severe pain associated with endometriosis in July 2021, which was supported by positive results from the two replicate Phase 3 SPIRIT studies and the SPIRIT long-term extension study.

•	On October 20, 2020, data from the Phase 3 SPIRIT studies were presented at the ASRM 2020 Virtual Congress and the presentation was named the Prize Paper by the Endometriosis Special Interest Group.
•	On January 26, 2021, we and Pfizer announced positive one-year safety and efficacy data from the Phase 3 SPIRIT long-term extension study.
Prevention of Pregnancy (SERENE Program)
•
On April 12, 2021, we and Pfizer announced that the first patient has been dosed in the Phase 3 single-arm, open-label SERENE study evaluating the contraceptive efficacy of MYFEMBREE in healthy women ages 18-35 years who are at risk for pregnancy. This study is currently on hold while our amended study protocol for the SERENE study is under review by the FDA.

Strategic Partnerships
•
In December 2020, we entered into a collaboration agreement with Pfizer under which we and Pfizer will jointly develop and commercialize relugolix in oncology and women’s health and equally share profits and certain expenses, in the U.S. and Canada (the “Co-Promotion Territory”). In December 2020, we received a $650.0 million upfront payment and were eligible to receive up to $3.7 billion of additional milestone payments, including regulatory milestones upon each FDA approval for MYFEMBREE in uterine fibroids and endometriosis, and tiered sales milestones upon reaching certain thresholds of annual net sales for oncology and the combined women’s health indications in the Co-Promotion Territory. In July 2021, we received $100.0 million from Pfizer for a regulatory milestone that was triggered in May 2021 upon the FDA approval for MYFEMBREE for the management of heavy menstrual bleeding associated with uterine fibroids.

•
In August 2020, we entered into a three-year commercial collaboration agreement with Sunovion Pharmaceuticals Inc. (“Sunovion”), an affiliate of Sumitomo Dainippon Pharma. Under the agreement, Sunovion provides certain third-party logistics, trade and retail distribution, contract operations, and market access account management services, and other services to us and, Sunovion is a non-exclusive distributor of ORGOVYX for prostate cancer and the exclusive distributor of MYFEMBREE for uterine fibroids and endometriosis in the U.S.

•	During the fiscal year ended on March 31, 2021, we worked closely with our collaboration partner, Gedeon Richter Plc., on prosecuting the Marketing Authorization Application that was submitted to the

European Medicines Agency on March 9, 2020 for Relugolix Combination Tablet for the Treatment of Women with Uterine Fibroid and to operationalize activities related to the Development and Commercialization Agreement between Richter and us to commercialize relugolix combination tablet for uterine fibroids and endometriosis in Europe, the Commonwealth of Independent States including Russia, Latin America, Australia, and New Zealand.
In accordance with Section 14A of the Exchange Act, we are requesting your non-binding vote on the following resolution:
“RESOLVED, that the compensation paid to Myovant’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion, is hereby APPROVED.”
Vote Required; Recommendation of the Board of Directors
The affirmative votes of a majority of shares cast in accordance with the Bye-laws is required for approval of this proposal. Votes “For” or “Against” and Abstentions will affect the outcome. Abstentions will be counted towards the vote total and will have the same effect as “Against” votes. Broker non-votes are not considered to be votes cast and therefore will have no effect.
The Board of Directors Recommends a Vote “FOR” Proposal 3.

EXECUTIVE OFFICERS
The following table sets forth information concerning our executive officers, including their ages as of July 23, 2021:
Name(1)	Age	Position
David Marek	56	Principal Executive Officer and Director; Chief Executive Officer of Myovant Sciences, Inc.
Frank Karbe	53	Principal Financial and Accounting Officer; President and Chief Financial Officer of Myovant Sciences, Inc.
Matthew Lang	45	General Counsel and Corporate Secretary; Chief Legal and Administrative Officer and Corporate Secretary of Myovant Sciences, Inc.; General Manager of Myovant Sciences GmbH
Juan Camilo Arjona Ferreira, M.D.	51	Chief Medical Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc.
Lauren Merendino	46	Chief Commercial Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc.
(1)
Each of our executive officers is an employee of Myovant Sciences, Inc., our wholly-owned subsidiary. Such employee provides services to us pursuant to an intercompany services agreement between us and Myovant Sciences, Inc.

Following is a brief biography of each of our executive officers who are not also directors. A biography of Mr. Marek is set forth above under “Proposal 1 Election of Directors.”
Frank Karbe. Mr. Karbe has served as our Principal Financial and Accounting Officer since September 2016. Mr. Karbe was appointed as Myovant Sciences, Inc.’s Chief Financial Officer in April 2017 and was subsequently appointed as President and Chief Financial Officer in February 2020. From September 2014 to July 2016, Mr. Karbe served as President of The Color Run, a global mass participation events platform, where he was responsible for leading the operational and financial functions. From January 2004 to June 2014, Mr. Karbe was the Executive Vice President and Chief Financial Officer of Exelixis, Inc., a biotechnology company. During his tenure at Exelixis, Mr. Karbe was responsible for leading the finance organization, internal and external communications, business development, information technology, corporate strategy and various other operational functions. Prior to joining Exelixis in 2004, Mr. Karbe worked as an investment banker for Goldman Sachs & Co., where he served most recently as Vice President in the healthcare group advising clients on corporate finance and mergers and acquisitions. Prior to joining Goldman Sachs in 1997, Mr. Karbe held various positions in the finance department of The Royal Dutch/Shell Group in Europe. Mr. Karbe served as a director of Aduro Biotech, Inc. from April 2019 to October 2020 when Aduro Biotech was merged with Chinook Therapeutics, Inc. Mr. Karbe also served as a director of Arbutus Biopharma Corporation from 2010 to 2018. Mr. Karbe received his Diplom-Kaufmann from the WHU-Otto Beisheim Graduate School of Management, Koblenz, Germany.
Matthew Lang. Mr. Lang has served as our General Counsel since July 2017 and as our Corporate Secretary since September 2018. Mr. Lang also currently serves as the Chief Legal and Administrative Officer and Corporate Secretary of Myovant Sciences, Inc. and is the General Manager of Myovant Sciences GmbH based in Basel, Switzerland. Mr. Lang was previously Vice President, Head of Global Litigation, Investigations, Employment Law and Information Governance at Gilead Sciences, Inc., a biopharmaceutical company, where he worked from November 2009 to July 2017. At Gilead, in addition to leading core functions within the legal department, Mr. Lang was a member of the company’s Corporate Operating Group, Global Legal Leadership Team and the Global Compliance Committee. Prior to Gilead, from 2003 to 2009, Mr. Lang was an attorney at Dechert LLP in New York City, where he represented companies and executives in regulatory enforcement matters, internal investigations, criminal defense matters, labor disputes, and other civil litigation and appeals. Mr. Lang served as a member of the board of directors of the United Way Bay Area from 2015 to 2018. Mr. Lang received his B.A. in Classical Studies from Queen’s University at Kingston, Canada and his J.D. from the University of Pennsylvania Law School.
Juan Camilo Arjona Ferreira, M.D. Dr. Arjona Ferreira has served as Chief Medical Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc. since July 2017. From March 2014 to July 2017, Dr. Arjona Ferreira was Senior Vice President, Clinical Development at Shionogi Inc., a pharmaceutical company, where he served on its U.S. Senior Leadership Team and the Global Scientific Committee and was responsible for leading its U.S. Clinical Development organization. From July 2002 to March 2014, Dr. Arjona Ferreira worked at Merck & Co.,

Inc., a pharmaceutical company, where he held positions of increased responsibility, the last being Executive Director of Clinical Research in Women’s Health and led the product development teams for all programs in contraception and women’s health. He received his M.D. and completed his postgraduate specialist training in Obstetrics and Gynecology at Colegio Mayor del Rosario in Bogota, Colombia.
Lauren Merendino. Ms. Merendino has served as Chief Commercial Officer of Myovant Sciences Ltd. and Myovant Sciences, Inc. since April 2021. From September 2018 to April 2021, Ms. Merendino served as the Vice President of Neurological Rare Diseases at Genentech, Inc., a pharmaceutical company, where she was responsible for leading a cross-functional team to launch products in the neurological rare disease therapeutic area and for leading the collaboration efforts across sales, marketing, market access, medical affairs and government affairs and advocacy. Ms. Merendino also held various other positions at Genentech from September 2009 to September 2018, where she had increasing responsibility in the commercial organization across sales, marketing, pricing, market access, and customer insights, with a focus on the neuroscience and oncology areas. Before joining Genentech, from August 1997 to August 2009, Ms. Merendino held various positions at Roche, a pharmaceutical company, where she had increasing responsibilities for marketing drugs in the breast and colorectal cancer areas, with a focus on tactical planning and execution of promotional pieces, patient support programs, medical team interaction, sales team interface, sales training, advisory boards, and market research. Over her tenure at Roche and Genentech, she had broad experience in national sales, marketing, as well as commercial strategies for molecules in early development and business development deals. She earned her B.S. degree in Microbiology from Pennsylvania State University and her M.B.A. in Marketing and Management from New York University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding beneficial ownership of our common shares as of July 1, 2021:
•	all of those known by us to be beneficial owners of more than five percent of our common shares;
•	our named executive officers for our fiscal year ended on March 31, 2021;
•	each of our directors; and
•	all of our executive officers and directors as a group.
The table below is based upon information supplied by officers, directors and principal shareholders and filings with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the shareholders named in this table has sole voting and dispositive power with respect to the shares indicated as beneficially owned. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days after July 1, 2021, or August 30, 2021, such as upon the exercise of options to purchase our common shares, or vesting of RSUs granted to executive officers. Applicable percentages are based on 91,942,643 common shares outstanding on July 1, 2021, adjusted as required by rules promulgated by the SEC, provided that any additional common shares that the person has the right to acquire within 60 days after July 1, 2021, are treated as outstanding for the purposes of calculating that shareholder’s percentage of beneficial ownership.
Except as set forth below, the principal business address of each such person or entity is c/o Myovant Sciences Ltd., 3rd Floor, 11-12 St. James’s Square, London, SW1Y 4LB, United Kingdom.
Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Shareholders:
Sumitomo Chemical Co., Ltd.(1)	48,641,181	52.9%
Janus Henderson Group plc(2)	5,098,315	5.5
BB Biotech AG(3)	4,757,039	5.2
Named Executive Officers and Directors:
David Marek	—	*
Lynn Seely, M.D.(4)	2,672,730	2.9
Frank Karbe(5)	755,989	*
Matthew Lang(6)	570,914	*
Terrie Curran(7)	148,608	*
Mark Guinan(7)	103,608	*
Adele Gulfo(7)	22,500	*
Hiroshi Nomura	—	*
Myrtle Potter(7)	99,865	*
Kathleen Sebelius(8)	153,608	*
All executive officers and directors as a group (12 persons)(9)	4,893,656	5.1%
*	Represents beneficial ownership of less than one percent.
(1)
As reported in a Schedule 13D/A filed with the SEC on May 17, 2021, Sumitomo Chemical Co., Ltd. (“Sumitomo Chemical”) and Sumitomo Dainippon Pharma Co., Ltd. (“Sumitomo Dainippon Pharma”) have shared voting power and shared dispositive power with respect to these shares. These shares are held by Sumitovant Biopharma Ltd. (“Sumitovant”), which has sole voting and dispositive power with respect to these shares. Sumitovant is a wholly-owned subsidiary of Sumitomo Dainippon Pharma, which is a majority-owned subsidiary of Sumitomo Chemical. The principal business address of Sumitomo Chemical is 27-1, Shinkawa 2-chome, Chuo-ku, Tokyo 104-8260 Japan. The principal business address of Sumitomo Dainippon Pharma is 6-8 Doshomachi 2-chome, Chuo-ku, Osaka 541-0045 Japan. The principal address of Sumitovant is 11-12 St. James’s Square, Suite 1, 3rd Floor, London SW1Y 4LB United Kingdom.

(2)
As reported in a Schedule 13G/A filed with the SEC on February 11, 2021, Janus Henderson Group plc (“Janus Henderson”) has shared voting power and shared dispositive power with respect to these shares. Janus Henderson has an indirect 97% ownership stake in Intech Investment Management LLC (“Intech”) and a 100% ownership stake in Janus Capital Management LLC (“JCM”), Perkins Investment Management LLC (“Perkins”), Henderson Global Investors Limited (“HGIL”) and Janus Henderson Investors Australia

Institutional Funds Management Limited (“JHIAIFML”), (each an “Asset Manager” and collectively as the “Asset Managers”). Each Asset Manager is an investment adviser registered or authorized in its relevant jurisdiction and each furnishing investment advice to various fund, individual and/or institutional clients (collectively referred to herein as “Managed Portfolios)). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, JCM may be deemed to be the beneficial owner of the 5,098,315 Myovant common shares held by such Managed Portfolios. However, JCM does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights. The principal business address of Janus Henderson Group plc is 201 Bishopsgate EC2M 3AE, United Kingdom.
(3)
As reported in a Schedule 13G/A filed with the SEC on February 12, 2021, BB Biotech AG (“BB Biotech”), and Biotech Target N.V. (“Biotech Target”), a wholly-owned subsidiary of BB Biotech, have shared voting power and shared dispositive power over all of these common shares. The principal business office of BB Biotech is Schwertstrasse 6, CH-8200 Schaffhausen, Switzerland. The principal business office of Biotech Target is Ara Hill Top Building, Unit A-5, Pletterijweg Oost 1, Curaçao.

(4)
Consists of (i) 462,705 common shares held by Dr. Seely; (ii) 217,707 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2019 Seely Grantor Retained Annuity Trust III; (iii) 217,707 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2019 Seely Grantor Retained Annuity Trust IV; (iv) 157,169 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2020 Seely Grantor Annuity Trust I; (v) 157,169 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2020 Seely Grantor Annuity Trust II; (vi) 189,235 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2021 Seely Grantor Retained Annuity Trust I; (vii) 189,235 common shares held by the Lynn Seely Ditzler & Timothy M Ditzler TTEE The 2021 Seely Grantor Retained Annuity Trust II; and (viii) 1,081,803 common shares issuable upon exercise of options exercisable within 60 days after July 1, 2021.

(5)
Consists of (i) 62,280 common shares; (ii) 686,200 common shares subject to options exercisable within 60 days after July 1, 2021; and (iii) 7,509 common shares subject to RSUs vested or to be vested within 60 days after July 1, 2021 (without taking into consideration of the common shares sold or to be sold to cover withholding taxes).

(6)
Consists of (i) 51,552 common shares; (ii) 512,408 common shares subject to options exercisable within 60 days after July 1, 2021; and (iii) 6,954 common shares subject to RSUs vested or to be vested within 60 days after July 1, 2021 (without taking into consideration of the common shares sold or to be sold to cover withholding taxes).

(7)	Consists solely of common shares subject to options exercisable within 60 days after July 1, 2021.
(8)	Consists of (i) 5,000 common shares; and (ii) 148,608 common shares subject to options exercisable within 60 days after July 1, 2021.
(9)
Consists of shares beneficially owned by executive officers and directors, including the shares described in footnotes 4 through 8 above and 365,834 additional shares beneficially owned by an executive officer who is not a named executive officer, which additional shares consist of: (i) 42,303 common shares; (ii) 313,455 common shares subject to options exercisable within 60 days after July 1, 2021; and (iii) 10,076 common shares subject to RSUs vested or to be vested within 60 days after July 1, 2021 (without taking into consideration of the common shares sold or to be sold to cover withholding taxes).

DIRECTOR COMPENSATION
The following table shows, for our fiscal year ended on March 31, 2021, information with respect to the compensation of our non-employee directors. Dr. Seely (while she served on the Board), Mr. Marek and Mr. Nomura did not receive any compensation for their services as directors for our fiscal year ended on March 31, 2021. Each of Dr. Seely’s and Mr. Marek’s compensation for her or his service as an executive officer is set forth below under “Executive Compensation — Summary Compensation Table.” Mr. Nomura requested that he not receive, and accordingly did not receive, any compensation as a non-executive director.
DIRECTOR COMPENSATION FOR OUR FISCAL YEAR ENDED ON MARCH 31, 2021
Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	Total ($)
Terrie Curran	$67,500	$292,766	$360,266
Mark Guinan	60,000	292,766	352,766
Adele Gulfo	45,000	292,766	337,766
Myrtle Potter	80,000	292,766	372,766
Kathleen Sebelius	80,000	292,766	372,766
(1)
This column includes the annual fees paid to all non-executive directors for their service on the Board as well as for their committee membership and chairperson positions. See “Information Regarding the Board of Directors and Corporate Governance — Information Regarding Committees of the Board of Directors” above for more information regarding committee membership.

(2)
Amounts reflect the full grant-date fair value of options granted to the respective director during the fiscal year, as computed in accordance with Financial Accounting Standards Board (the “FASB”) Accounting Standards Codification (the “ASC”) No. 718. Generally, the grant date fair value is the amount that we would expense in our consolidated financial statements over the award’s vesting schedule. We provide information regarding the assumptions used to calculate the fair value of awards in Note 2 and Note 10 (D) of the notes to our consolidated financial statements in our Form 10-K for our fiscal year ended on March 31, 2021, filed with the SEC on May 11, 2021. Our directors will only realize compensation with respect to options to the extent the market price of our common shares is greater than the exercise price per share of such options on the date of exercise.

(3)
Each of Ms. Curran, Mr. Guinan, Ms. Gulfo, Ms. Potter and Ms. Sebelius was granted an option to purchase 21,603 common shares at an exercise price of $21.47 per common share on September 15, 2020, which vests on the earlier to occur of (x) the first anniversary of the date of grant and (y) the date immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continuous service through the vesting date.

(4)
Options to purchase the following number of common shares were outstanding on March 31, 2021, by each of the non-executive directors: Ms. Curran, 170,211; Mr. Guinan, 125,211; Ms. Gulfo, 66,603; Ms. Potter, 125,211; and Ms. Sebelius, 170,211. Mr. Nomura did not hold any equity awards on March 31, 2021.

Non-Executive Director Compensation
The Compensation Committee approved a Non-Executive Director Compensation Policy that applies to directors who are not executive officers of Myovant. This policy may be modified or terminated by the Compensation Committee or the Board at its sole discretion.
Each of the non-executive directors, other than Mr. Nomura, received the applicable retainers and fees set forth below in the column titled “Fiscal Year Ended March 31, 2021” for serving as a member of the Board, as the Lead Independent Director, as a committee Chair or as a committee member during our fiscal year ended on March 31, 2021 (which retainers and fees was paid on a pro-rata basis for their respective service periods for the applicable positions during such fiscal year).
The Compensation Committee and the Board periodically review and determine non-executive director compensation with the input of senior management and outside compensation consultants as they deem appropriate. For example, Compensia provided competitive compensation data and input for purposes of determining the compensation of non-executive directors for our fiscal year ending on March 31, 2022. As a result of that review and study, the Compensation Committee adjusted our non-executive director compensation program to that as set forth below in the column titled “Fiscal Year Ending March 31, 2022” which became effective as of April 1, 2021.

Cash Compensation
Our Non-Executive Director Compensation Policy provides that we pay annual cash retainers in the following amounts to non-executive directors:
Retainer/Fee Category	Fiscal Year Ended March 31, 2021 ($)	Fiscal Year Ending March 31, 2022 ($)
Annual Retainer	$40,000	$50,000
Additional Annual Retainer for Non-Executive Chairman	35,000	35,000
Additional Annual Retainer for Lead Independent Director	15,000	25,000
Additional Annual Retainer for Committee Chairs:
Audit Committee	20,000	20,000
Compensation Committee	15,000	15,000
Nominating and Corporate Governance Committee	10,000	10,000
Additional Annual Retainer for Committee Members:
Audit Committee	10,000	10,000
Compensation Committee	7,500	7,500
Nominating and Corporate Governance Committee	5,000	5,000
All annual retainers are paid in cash quarterly in arrears promptly following the end of the applicable fiscal quarter.
Equity Compensation
Under the Non-Executive Director Compensation Policy effective during our fiscal year ended March 31, 2021, upon initial election to the Board, each non-executive director shall receive an initial option grant with an aggregate value of $350,000, on the date on which an applicable director’s service begins, which option is valued based on the Black-Scholes option value of the volume weighted average closing sales price of our common shares for all of the trading days during the 30 calendar day period ending on (and including) the last trading day immediately preceding the date on which such directors’ service begins. The initial option grant is automatically granted, without further action, on the date on which the director’s service as a director begins and vests as to 1/3 of the shares on the first anniversary of the grant date, with the balance of the shares vesting in eight equal quarterly installments thereafter, subject to the applicable director’s continued service through the vesting date. Effective on April 1, 2021, the aggregate value subject to an initial option grant was amended to $500,000. The methodology of calculation and the vesting terms of the initial grant remain the same.
In addition, under the Non-Executive Director Compensation Policy for our fiscal year ended March 31, 2021, on the date of the annual general meeting of shareholders, each non-executive director who was elected or appointed as a director at least three months prior to an annual general meeting of shareholders and whose service as a director continued after such annual general meeting received an additional annual grant of an option with an aggregate value of $266,200 on the date of the annual general meeting, which value is based on the Black-Scholes option value of the volume weighted average closing sales price of common shares of Myovant for all of the trading days during the 30 calendar day period ending on and including the last trading day immediately preceding the applicable date of the annual meeting. The annual option vests in full on the earlier to occur of (i) the first (1st) anniversary of the date of grant and (ii) the day immediately prior to the date of the annual general meeting of shareholders for the year following the year in which the grant is made, subject in each case to continued service through the vesting date. The annual option grant was automatically granted on the date of the annual general meeting of shareholders, without further action of the Compensation Committee or the Board. This provision remains unchanged for our fiscal year ending on March 31, 2022.
Option grants have an exercise price equal to the closing price of our common shares on the NYSE on the grant date and are subject to the applicable director’s continued service through the vesting date. Option grants expire on the ten-year anniversary of the grant date and are subject to all applicable terms of our 2016 Equity Incentive Plan and applicable award agreements thereunder.

EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
The following table sets forth, for our fiscal year ended on March 31, 2021, which we refer to as our 2020 fiscal year, and for our fiscal year ended on March 31, 2020, which we refer to as our 2019 fiscal year, compensation awarded or paid to, or earned by, our Principal Executive Officer and our two other most highly compensated executive officers as of March 31, 2021, who are referred to herein as our “named executive officers” (“NEOs”). Our NEOs are not employees of Myovant Sciences Ltd., but rather are employees of Myovant Sciences, Inc., a wholly-owned subsidiary of Myovant Sciences Ltd.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)	Total ($)
David Marek	2020	$150,544(1)	$1,000,000	$4,581,981	$4,383,438	$ 116,000	$ 44,265(7)	$10,276,228
Principal Executive
Officer

Lynn Seely, M.D.	2020	524,422(2)	337,500	1,597,085	4,903,960	405,000	1,794,835(8)	9,562,802
Former Principal	2019	601,000	—	—	5,188,188	433,000	479	6,222,667
Executive Officer

Frank Karbe	2020	502,000	251,000	970,780	971,160	290,000	3,447	2,988,387
Principal Financial and	2019	436,000	—	285,394	3,068,716	229,000	2,180	4,021,290
Accounting Officer

Matthew Lang	2020	487,000	243,500	899,045	899,401	300,000	4,189	2,833,135
General Counsel and	2019	430,000	—	278,080	3,560,864	232,000	2,054	4,502,998
Corporate Secretary
(1)	Mr. Marek joined us on January 4, 2021. Mr. Marek’s salary amount for our 2020 fiscal year reflects his pro-rated annual salary for his service period during such fiscal year.
(2)	Dr. Seely was separated from us on January 11, 2021. Dr. Seely’s salary amount for our 2020 fiscal year reflects her pro-rated annual salary for her service period during such fiscal year.
(3)
The amount for Mr. Marek reflects a sign-on bonus payment pursuant to the terms of his employment agreement, which is subject to a pro-rated recoupment if he leaves the company within 24 months of his start date. The amounts for Dr. Seely, Mr. Karbe, and Mr. Lang reflect retention bonus payments approved in February 2020 and paid in December 2020.

(4)
Amounts reflect the grant-date fair value of restricted stock units granted during the respective fiscal year computed in accordance with FASB ASC No. 718, rather than the amounts paid to or realized by our NEOs. We provide information regarding the assumptions used to calculate the fair value of awards in Note 2 of the notes to our consolidated financial statements included in our Form 10-K for our 2020 fiscal year, filed with the SEC on May 11, 2021. Restricted stock units are granted either as performance-based restricted stock units (“PRSUs”) or time-based restricted stock units (“RSUs”).

On the PRSU grant dates for our 2020 and 2019 fiscal years, the performance criteria underlying the PRSUs were not probable of being achieved and as a result, the grant date fair value of the PRSUs was $0. The maximum potential values of the PRSUs granted to Dr. Seely, Mr. Karbe and Mr. Lang during our 2020 fiscal year were $2,437,405, $1,151,699, and $1,008,222, respectively, assuming the achievement of the maximum goal for each performance criteria. For Dr. Lynn Seely, an accounting charge resulting from the acceleration of Dr. Seely’s PRSUs of $2,437,405 is not reflected in the table above as the acceleration did not constitute a modification of the PRSU award. See the section titled “Summary of Severance Agreement with Dr. Seely” below for further terms of her Separation Agreement. Mr. Marek did not receive any PRSUs during our 2020 fiscal year. The maximum potential values of the PRSUs granted to Mr. Karbe and Mr. Lang during our 2019 fiscal year were $142,701 and $139,044, respectively, assuming the achievement of the maximum goal for each performance criteria. An accounting charge of $142,701 and $139,044 resulting from the acceleration of PRSUs for Mr. Karbe and Mr. Lang, respectively, is not reflected in the table above as the acceleration as a result of the Roivant-Sumitomo closing did not constitute a modification of the PRSU awards. Dr. Seely did not receive any PRSUs during our 2019 fiscal year.
(5)
Amounts reflect the grant-date fair value of options granted during the respective fiscal year computed in accordance with FASB ASC No. 718, rather than the amounts paid to or realized by our NEOs. We provide information regarding the assumptions used to calculate the fair value of options in Notes 2 and 10 (D) of the notes to our consolidated financial statements included in our Form 10-K for our 2020 fiscal year, filed with the SEC on May 11, 2021. Our NEOs will only realize compensation with respect to options to the extent the market price of our common shares is greater than the exercise price of such options on the date of exercise. For Dr. Seely, the amount for our 2020 fiscal year includes $3,306,255 of incremental share-based compensation expense computed in accordance with FASB ASC No. 718 related to a modification to extend the post-termination exercise period for Dr. Seely’s outstanding options pursuant her Separation Agreement. See the section titled “Summary of Severance Agreement with Dr. Seely” below for further terms of her Separation Agreement. For Mr. Karbe and Mr. Lang, the amount for our 2019 fiscal year includes $993,347 and $1,174,197, respectively, of incremental share-based compensation expense computed in accordance with FASB ASC No. 718 associated with the August 2019 option repricing as discussed in the section titled “Narrative to Summary Compensation Table−Equity Incentives” below.

(6)
The amounts represent performance-based cash incentive bonuses that were earned by our NEOs in the respective fiscal years. For Mr. Lang for our 2019 fiscal year, $143,137 of this amount became payable as a result a change of control in Myovant in connection with the Roivant-Sumitomo Closing. The remainder of Mr. Lang’s performance-based cash bonus in the amount of $88,863 was paid in April 2020 on the regular payment schedule.

(7)
The amount consists of a cost-of-living adjustment payment of $20,000 and a relocation cost reimbursement of $24,265 (including tax gross-up) for Mr. Marek’s pursuant to the terms of his employment agreement.

(8)
The amount consists of a cash severance payment of $1,788,750 and healthcare premium coverage of $5,540 pursuant to the terms of Dr. Seely’s Separation Agreement and an employer matching contribution to our 401(k) Plan of $545.

NARRATIVE TO SUMMARY COMPENSATION TABLE
In reviewing this section, please note that we are a smaller reporting company and are not required to provide a “Compensation Discussion and Analysis” of the type required by Item 402 of Regulation S-K. The disclosure in this section is intended to supplement the SEC-required disclosure and it is not a Compensation Discussion and Analysis.
We review compensation annually for all employees, including our executive officers. The primary components of compensation for our executive officers are base salaries and annual cash bonus opportunities and equity incentive awards. In setting these components, the Compensation Committee considers compensation for comparable positions in the competitive market, the historical compensation levels of our executive officers, individual performance as compared to our expectations and objectives, and our desire to motivate our executive officers to achieve short-term and long-term results that are in the best interests of our shareholders and have a long-term commitment to us. The Compensation Committee has historically determined compensation for our executive officers. For executive officers other than our Principal Executive Officer, the Compensation Committee solicits and considers such executive officers’ performance evaluations and recommendations submitted to the Compensation Committee by our Principal Executive Officer. In addition, the Compensation Committee conducts an evaluation of the performance of our Principal Executive Officer and determines any adjustments to his or her compensation as well as awards to be granted. Based on those discussions and the exercise of its discretion, the Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers.
Peer Group Comparison
The Compensation Committee uses a group of peer companies to understand the competitive market for executive talent and to evaluate the effectiveness of our executive compensation program. To attract, retain and engage high performing leaders, the Compensation Committee believes that the companies composing our compensation peer group should be aligned with our developmental stage, pipeline growth and market capitalization.
Compensia provided recommendations to the Compensation Committee regarding the companies composing the peer group for our fiscal year ended on March 31, 2021. To develop the peer group, Compensia first used the following primary criteria to determine which companies were potential companies for inclusion: (i) companies with a market capitalization between $165 million and $1.65 billion (~0.3x – 3x of our then-market capitalization); and (ii) companies conducting Phase 2 or Phase 3 clinical trials or are pending approval of a lead drug candidate. After determining potential companies to include, Compensia used the following refinement criteria to determine the final group of peer companies: (i) companies with comparable complexity of pipeline (preference for companies with at least three indications in Phase 2 or Phase 3 clinical trials or having a lead drug candidate pending approval); (ii) companies with comparable research and development expenditures (preference for at least $50 million annually); (iii) companies focused on similar therapeutic areas (i.e. oncology, women’s health and endocrine-related disorders); and (iv) companies headquartered in the U.S. (preference for companies headquartered in California). The peer group that resulted from this screening methodology consisted of 18 companies. The recommended peer group differed from the peer group used in our fiscal year ended on March 31, 2020, in that six companies were removed from the list because these companies no longer met the required selection criteria or were no longer aligned with the overall market capitalization selected for Myovant, and an additional four companies were added to replace them based on the primary criteria used by Compensia, including market capitalization, stage of development, complexity of pipeline, research and development expense, therapeutic area focus and geographic location. After reviewing Compensia’s analysis, the Compensation Committee adopted a peer group for our fiscal year ended on March 31, 2021. The full list of 18 peer companies is as follows:
Acceleron Pharma Aimmune Therapeutics Alder BioPharmaceuticals	Cytokinetics Esperion Therapeutics Five Prime Therapeutics	MacroGenics Momenta Pharmaceuticals Portola Pharmaceuticals

Audentes Therapeutics Arena Pharmaceuticals ChemoCentryx	ImmunoGen Intra-Cellular Therapies Intrexon	Revance Therapeutics Spectrum Pharmaceuticals Zogenix
The Compensation Committee does not apply peer group compensation data in a formulaic manner and the other factors as described herein may have an equal or greater impact on compensation decisions. For example, the positioning of an executive officer’s individual compensation may be above or below the peer group median based on factors such as experience and proficiency, as well as our recruitment, retention and succession planning requirements. The Compensation Committee also considers compensation history, as well as prior performance and related reward payouts, in establishing new compensation levels. In addition, the Compensation Committee may vary the positioning of each component of compensation based on broader considerations, such as the desired pay mix for certain roles, the impact of compensation decisions on accounting expense or shareholder dilution, or the need to tailor the compensation package to compete with a broader set of competitors for talent. In sum, the Compensation Committee uses compensation data from our compensation peer group as general guidance and as one of several factors that informs its judgment of appropriate compensation parameters for target compensation levels and maintains discretion to set levels of executive compensation above or below peer levels. Further, various members of the Compensation Committee may weigh factors differently than other members in arriving at the member’s conclusions as to the appropriate level of compensation to award.
Employment Agreements
In January 2021, in connection with Mr. Marek joining Myovant, we entered into an employment agreement with Mr. Marek that provides, among other things, that Mr. Marek is employed at-will by Myovant Sciences, Inc., our wholly-owned subsidiary, and provides that Mr. Marek will: receive an annual base salary of $610,000; be eligible to earn an annual performance bonus with a target bonus amount equal to 60% of his base salary (prorated for the fiscal year ended on March 31, 2021); receive a cost of living adjustment (“COLA”) of $10,000 per month for the first four years and $5,000 per month for the fifth year of his employment to compensate him for the higher cost of living associated with living in the San Francisco metropolitan area; receive a $1,000,000 sign-on bonus which is subject to pro-rata recoupment if he leaves the company within 24 months of his start date; and receive, on January 15, 2021, the equity grants granted to him as described in “Equity Incentives” below. Mr. Marek’s employment agreement also provides him a relocation cost reimbursement of up to $125,000 plus the cost to exit his current residential lease and transportation costs from New Jersey to California for six months. The relocation reimbursement is subject to recoupment by Myovant if Mr. Marek’s employment terminates under certain circumstances within the first 30 months. Under the employment agreement, Mr. Marek has severance arrangements as described in “Potential Payments Upon Termination or Change of Control” below.
We also have employment agreements with each of Mr. Karbe and Mr. Lang pursuant to which each is employed by Myovant Sciences, Inc. and sets forth the terms and conditions of employment, including initial annual base salary, target performance bonus opportunity, equity incentive award, severance terms and eligibility for employee benefits, and has severance arrangements as described in “Potential Payments Upon Termination or Change of Control” below.
Annual Base Salaries
We provide our executive officers, including our NEOs, with a base salary to compensate them for services rendered to Myovant for each fiscal year. The Compensation Committee establishes base salary amounts based on a number of factors, including the scope of the executive officer’s responsibilities, years of service and the Compensation Committee’s consideration of the competitive market based on, among other things, our peer group, the Compensation Committee’s experience with other companies in our industry, base salary increase trends for executives and the competitive market analysis prepared by Compensia. The Compensation Committee evaluates base salaries annually for all executive officers. In addition to the factors described above, the Compensation Committee considers individual factors, in a subjective manner, in setting base salaries, including the executive officer’s experience, achievements, leadership, teamwork and value to Myovant. Consideration of these individual factors encourages our executive officers to improve their individual performance.
During our fiscal year ended March 31, 2021, applying the considerations set forth above, the Compensation Committee set the annual base salary for Mr. Marek, Dr. Seely, Mr. Karbe and Mr. Lang at $610,000, $675,000,

$502,000 and $487,000, respectively. Each of Mr. Marek’s and Dr. Seely’s salary amount reflected in the “Salary” column of the Summary Compensation Table above represents a pro-rated annual salary for his or her respective service period during such fiscal year.
Cash Bonus
Annual Bonus
We seek to motivate and reward our executive officers, including our NEOs, for achievements relative to our corporate goals and individual performance each fiscal year. The Compensation Committee determines the target cash bonus opportunity expressed as a percentage of an executive officer’s base salary, with the actual cash bonus payment subject to the achievement of individual performance determined by the Board or the Compensation Committee, as well as overall company performance criteria.
The corporate performance goals may be based on criteria relating to commercial, development and corporate capabilities. The Compensation Committee assesses individual performance based on the individual participant’s contributions toward the achievement of our corporate performance goals, department goals for the participant’s area of responsibility, or other individual performance related to our corporate performance goals.
For our fiscal year ended March 31, 2021, the target cash bonus for each of Mr. Marek, Dr. Seely, Mr. Karbe and Mr. Lang as a percentage of their respective base salaries was 60% (prorated for Mr. Marek’s service period during our 2020 fiscal year), 60%, 50% and 45%, respectively. For our fiscal year ended March 31, 2021, the Compensation Committee awarded target cash bonuses based on both the achievement of individual performance criteria for each executive officer and overall company performance. Based on the level of achievement of Myovant and individual performance criteria for each respective executive officer for our fiscal year ended March 31, 2021, the Compensation Committee awarded Mr. Marek, Mr. Karbe and Mr. Lang their respective performance-based bonuses, the actual amount of which for each of them is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. In the case of Dr. Seely, her performance bonus of $405,000 (which is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above) became payable pursuant to the terms of her Separation Agreement when she was separated from us.
Other Incentive Bonuses
In February 2020 and February 2021, the Compensation Committee approved incentive bonus opportunities to our executive officers, including our NEOs (excluding Mr. Marek). The amount of the February 2020 incentive bonus opportunity to be awarded to each NEO equals his or her respective base salary for the fiscal year ending on March 31, 2021 and is scheduled to be paid in two equal installments within 30 days following December 31, 2020 and July 31, 2021 (each a “FY 2020 Retention Date”), subject to performance by the applicable NEO at a satisfactory level, as determined by Myovant in its sole discretion and the applicable NEO remaining actively employed with Myovant through each of the FY 2020 Retention Dates. If an NEO’s employment is involuntarily terminated by Myovant without cause solely as part of a restructuring or reduction in force, or if his or her employment is terminated due to death, before the associated FY 2020 Retention Date, the applicable installment of the incentive bonus will be pro-rated and will be made within 30 calendar days after his or her termination date. However, if before the applicable FY 2020 Retention Date, (i) the NEO is involuntarily terminated for any other reason, including without cause, (ii) the NEO voluntarily ends his or her employment, (iii) the NEO’s employment is terminated for cause or due to disability, or (iv) the executive officer violates any of the terms of a letter agreement that provides for the incentive bonus opportunity, any unpaid portions of the incentive bonus will not vest and will be forfeited.
The amount of the February 2021 incentive bonus opportunity to be awarded to Mr. Karbe and Mr. Lang equals 175% of his respective base salary for the fiscal year ended on March 31, 2021 and is scheduled to be paid within 30 days following June 30, 2022 (the “FY 2021 Retention Date”), subject to performance by the applicable NEO at a satisfactory level, as determined by Myovant in its sole discretion and the applicable NEO remaining actively employed with Myovant through the FY 2021 Retention Date. If either Mr. Karbe or Mr. Lang’s employment is terminated by Myovant without cause under any other circumstances, or if his employment is terminated due to death or disability, before the FY 2021 Retention Date, the incentive bonus will vest in full at such termination date and payment will be made within 30 calendar days after his termination date. However, if before the FY 2021 Retention Date, (i) the NEO voluntarily resigns, except for good reason, (ii) if the NEO’s employment terminated by Myovant for cause; or (iii) the NEO violates any of the terms of a letter agreement that provides for the incentive bonus opportunity, the incentive bonus will not vest and will be forfeited. The “good reason” and “cause” have the meanings set forth in the individual letter agreement between the NEO and Myovant.
The incentive bonus for each NEO already earned during the fiscal year ended on March 31, 2021 is included in the “Bonus” column of the Summary Compensation Table above. The incentive bonus for each NEO to be earned will be reported in the “Bonus” column of the Summary Compensation Table of our proxy statement when such amounts are earned.
Equity Incentives
We provide long-term incentive compensation opportunities in the form of equity awards to incentivize and reward long-term corporate and individual performance based on the value of our common shares and, thereby, to align the interests of our executive officers with those of our shareholders. We believe that strong, long-term corporate performance is better achieved with a corporate culture that encourages a long-term focus by our executive officers, including our NEOs, as well as by our other employees. We believe that our use of equity awards also encourages the retention of our executive officers because the vesting of their awards requires continued employment (except in some cases following termination of employment or a change of control of Myovant, which is described in the section titled “Severance and Change of Control Payments and Benefits” below).
Our 2016 Equity Incentive Plan authorizes us to make grants to eligible recipients of incentive and nonstatutory stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance stock, cash awards and other stock awards. To date, all of our awards under this plan have been in the form of restricted stock award, restricted stock units, PRSUs and stock options. Our 2020 Inducement Plan authorizes us to make grants to eligible recipients of nonstatutory stock options and restricted stock units.
We generally grant our annual equity awards under the 2016 Equity Incentive Plan in the first quarter of each new fiscal year, with the grant date occurring at a regularly scheduled meeting of the Compensation Committee or a date agreed upon in advance with the Compensation Committee.
We also occasionally grant restricted stock units or options under the 2020 Inducement Plan to newly hired employees who were not previously an employee of Myovant or an affiliate or who were entering into employment following a bona fide period of non-employment with Myovant or an affiliate as a material inducement for such new employees to join us. The grant dates occur at a date agreed upon in advance with the Equity Committee, which was delegated the authority and power to approve grants under the 2020 Inducement Plan.
We do not time the granting of equity awards under the 2016 Equity Incentive Plan or the 2020 Inducement Plan to coordinate with the announcements of material non-public information. The exercise price for options under either the 2016 Equity Incentive Plan or the 2020 Inducement Plan are established based on the closing price of our common shares on the date of grant. The shares underlying options or RSUs granted under our 2016 Equity Incentive Plan or the 2020 Inducement Plan typically vest as to 25% of the shares subject to the options or RSUs one year from the date of hire or date of grant and the remaining shares vest in 12 equal quarterly installments thereafter, provided the recipient has provided continuous service to us through such vesting date. The vesting of the PRSUs are described below.
In fiscal 2019 and 2020, all of our annual equity awards have been granted to our NEOs in the form of options, PRSUs and RSUs.
We believe that options provide a strong alignment with our shareholders’ interests because their entire value depends on future stock price appreciation. The PRSUs provide alignment of our objectives and the executives’ compensation. Both PRSUs and RSUs also reward growth in the market price of our common shares because they derive additional value from future stock price appreciation, and they are less dilutive to our shareholders because they require fewer shares than options. In addition, we believe that the multi-year vesting requirements applicable to options, PRSUs and RSUs and the performance requirements of the PRSUs encourage retention because our NEOs are incentivized to remain employed through the vesting period.
In determining the aggregate value of the equity awards granted to our executive officers, the Compensation Committee (or the Equity Committee when the Compensation Committee is not consisting only of independent directors) takes into consideration a competitive market analysis prepared by Compensia, including the practices of our peer group. The Compensation Committee (or the Equity Committee) believes that utilizing long-term equity incentive compensation provides a strong incentive to our NEOs to manage Myovant as owners with equity stakes in the business. The Compensation Committee also takes into account the value of our NEO’s equity holdings and previously granted equity awards in determining the amount of the awards, but does not directly increase or decrease future awards based on these other holdings.
In January 2021, pursuant to the terms of Mr. Marek’s employment agreement, the Equity Committee (a) granted an option to purchase 306,427 common shares under the 2020 Inducement Plan to Mr. Marek. The option grant had a grant date of January 15, 2021, had an exercise price per share of $20.54, the fair value of a common share on the date of grant, and was scheduled to vest as to 1/4 of the underlying common shares on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided Mr. Marek has provided continuous service to us through the applicable date, and (b) granted an RSU to Mr. Marek to receive 223,076 of our common shares under the 2020 Inducement Plan, with a grant date of January 15, 2021. The RSU was scheduled to vest as to 1/4 of the underlying common shares on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided Mr. Marek has provided continuous service to us through the applicable date.
In March 2020, using the criteria discussed above, the Equity Committee approved annual option grants under the 2016 Equity Incentive Plan for our fiscal year ended March 31, 2021, to certain executive employees including Dr. Seely, Mr. Karbe and Mr. Lang to purchase 302,693, 183,991 and 170,396 of our common shares, respectively. Each of these grants had a grant date of April 3, 2020, had an exercise price per share of $8.08, the fair value of a common share on the date of grant, and was scheduled to vest as to 1/4 of the underlying common shares on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided each executive officer, has provided continuous service to us through the applicable date. The vesting of the options granted to Dr. Seely accelerated upon her separation from Myovant pursuant to the terms of Dr. Seely’s Separation Agreement. See the section titled “Summary of Severance Agreement with Dr. Seely” below for further terms of her Separation Agreement.
In addition, in March 2020, the Equity Committee granted PRSUs to Dr. Seely, Mr. Karbe and Mr. Lang to receive 301,659, 142,537 and 124,780 of our common shares under the 2016 Equity Incentive Plan, respectively. Each of these PRSUs had a grant date of April 3, 2020. Pursuant to the applicable stock award agreement: (a) 50% of the shares subject to this PRSU award was scheduled to vest upon the later of the following dates, subject to Dr. Seely’s, Mr. Karbe’s or Mr. Lang’s services through such vesting date: (i) the certification of the achievement of all of the performance milestones set forth in the award agreement by the Compensation Committee of the Board; and (ii) the second anniversary of the grant date; and (b) 50% of the shares subject to this PRSU award was scheduled to vest upon the later of the following dates, subject to Dr. Seely’s, Mr. Karbe’s or Mr. Lang’s services through such vesting date: (i) the certification of the achievement of all of the performance milestones set forth in the award agreement by the Compensation Committee of the Board; and (ii) the third anniversary of the grant date. The purpose of the PRSU awards was to provide further alignment of Myovant’s objectives and the executives’ compensation while deriving additional value from future stock price appreciation. The multi-year vesting requirements applicable to the PRSUs were designed to encourage retention because the executives are incentivized to remain employed through the vesting period. The vesting of the PRSUs granted to Dr. Seely accelerated upon her separation from Myovant pursuant to the terms of Dr. Seely’s Separation Agreement.
Also in March 2020, the Equity Committee granted RSUs to certain executive employees including Dr. Seely, Mr. Karbe and Mr. Lang for 197,659, 120,146 and 111,268 of our common shares under the 2016 Equity Incentive Plan, respectively. Each of these RSUs had a grant date of April 3, 2020. Pursuant to the applicable stock award agreement, 25% of the total shares subject to this RSU award was scheduled to vest on the first anniversary of the grant date and 1/16 of the total shares subject to the RSU award was scheduled to vest each quarter thereafter. The vesting of the RSUs granted to Dr. Seely accelerated upon her separation from Myovant pursuant to the terms of Dr. Seely’s Separation Agreement.
In March 2019, using the criteria discussed above, the Compensation Committee approved annual option grants for our fiscal year ended March 31, 2020, to certain executive employees including Dr. Seely, Mr. Karbe and Mr. Lang to purchase 330,660, 132,270 and 152,110 of our common shares, respectively. Each of these grants had a grant date of April 5, 2019, had an exercise price per share of $24.44, the fair value of a common share on the date of grant, and was scheduled to vest as to 1/4 of the underlying common shares on the first anniversary of the grant date, with the remaining shares vesting in 12 equal quarterly installments thereafter, provided each executive officer has provided continuous service to us through the applicable date. The vesting of these options granted to Mr. Karbe and Mr. Lang accelerated upon the change of control in Myovant in connection with the Roivant-Sumitomo Closing. The vesting of the options granted to Dr. Seely accelerated upon her separation from Myovant pursuant to the terms of Dr. Seely’s Separation Agreement.
In August 2019, the Compensation Committee approved a repricing of certain stock options previously granted to employees of Myovant, including three options held by Mr. Karbe totaling 446,960 common shares, and three options held by Mr. Lang totaling 549,160 common shares, which options include the options granted to them on April 5, 2019, to reduce the exercise price per share to $7.78, the fair market value of a share of our common stock on the date of the repricing. No stock options held by Dr. Seely were repriced. The purpose of the repricing was to bring the exercise price of the stock options in-line with our then-current stock price as the options were significantly underwater and provided little retentive value. In connection with the repricing, all repriced options granted to certain executive employees of Myovant Sciences, Inc., including Mr. Karbe and Mr. Lang, that had already vested were “locked” for one-year and could not be exercised during this period. The purpose of “locking” vested options was to further incentivize the executives to remain employed through the lock-up period. The Compensation Committee reached this decision after consultation with Compensia and chose repricing after consideration of a number of approaches in order to maximize performance of Myovant toward its publicly stated milestones while minimizing shareholder dilution, impact and expense. The options granted to Mr. Karbe and Mr. Lang accelerated upon the change of control in Myovant in connection with the Roivant-Sumitomo Closing.
In addition, in August 2019, the Compensation Committee granted PRSUs to certain executive employees, including to Mr. Karbe and Mr. Lang to receive 55,025 and 53,615 of our common shares, respectively. Each of these PRSUs had a grant date of August 26, 2019. Pursuant to the applicable stock award agreement, one third of the shares subject to this PRSU award was scheduled to vest upon the later of the following dates, subject to Mr. Karbe’s or Mr. Lang’s services through such vesting date: (i) the twelve (12)-month anniversary of the grant date; and (ii) the first date on which all of the performance milestones set forth in the award agreement have been achieved by Myovant, as determined by the Compensation Committee in its sole discretion. The purpose of the PRSU awards was to provide further alignment of Myovant’s objectives and the executives’ compensation while deriving additional value from future stock price appreciation. The multi-year vesting requirements applicable to the PRSUs were designed to encourage retention because the executives are incentivized to remain employed through the vesting period. Two third of the shares subject to this PRSU award were scheduled to vest as follows: (i) one eighth of shares on the twelve (12)-month anniversary of the grant date, and (ii) one eighth of the shares each quarter thereafter measured from the twelve (12)-month anniversary of the grant date, provided that Mr. Karbe or Mr. Lang provided services through the applicable vesting date. The vesting of these PRSUs granted to Mr. Karbe and Mr. Lang accelerated upon the change of control in Myovant in connection with the Roivant-Sumitomo Closing.

OUTSTANDING EQUITY AWARDS AS OF MARCH 31, 2021
The following table shows certain information regarding outstanding equity awards held by our NEOs as of March 31, 2021. Except as set forth in the footnote below, all awards were granted under our 2016 Equity Incentive Plan.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)	Market Value of Shares That Have Not Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive Plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
David Marek	—	306,427(1)(11)	$20.54	01/14/2031	223,076(16)	$4,590,904	—	$ —
Lynn Seely, M.D.	400,000	—(2)(6)	12.68	05/14/2027	—	—	—	—
	248,450	—(2)(8)	21.87	04/15/2028	—	—	—	—
	330,660	—(2)(9)	24.44	04/04/2029	—	—	—	—
	302,693	—(2)(10)	8.08	04/03/2030	—	—	—	—
Frank Karbe	181,744	—(3)(5)	5.11	09/20/2026	—	—	—	—
	200,000	—(2)(6)	7.78(12)	05/14/2027	—	—	—	—
	114,690	—(2)(8)	7.78(13)	04/15/2028	—	—	—	—
	132,270	—(2)(9)	7.78(14)	04/04/2029	—	—	—	—
	—	183,991(4)(10)	8.08	04/03/2030	—	—	—	—
	—	—	—	—	120,146(17)	2,472,605	142,537(18)	2,933,411
Matthew Lang	220,000	—(2)(7)	7.78(15)	07/16/2027	—	—	—	—
	87,050	—(2)(8)	7.78(13)	04/15/2028	—	—	—	—
	152,110	—(2)(9)	7.78(14)	04/04/2029	—	—	—	—
	—	170,396(4)(10)	8.08	04/03/2030	—	—	—	—
	—	—	—	—	111,268(17)	2,289,895	124,780(18)	2,567,972
(1)
One quarter of the shares subject to the option vest on the first anniversary date of the grant date, and the remaining shares subject to the option will vest in 12 equal quarterly installments thereafter for Mr. Marek, provided that Mr. Marek has provided continuous service to us through the applicable date. This option was issued under the 2020 Inducement Plan.

(2)
One quarter of the shares subject to the option have vested or were scheduled to vest on the first anniversary date of the grant date, and the remaining shares subject to the option have vested and were scheduled to continue to vest in 12 equal quarterly installments thereafter, provided that the NEO provides continuous services to us through the applicable date. The vesting of the options granted to Mr. Karbe and Mr. Lang accelerated in full upon the change of control in Myovant in connection with the Roivant-Sumitomo Closing in December 2019. The vesting of the options granted to Dr. Seely accelerated in full on January 11, 2021, upon her separation from Myovant pursuant to her Separation Agreement. See the section titled “Summary of Severance Agreement with Dr. Seely” below for further terms of her Separation Agreement.

(3)
One eighth of the shares subject to the option vested on each of March 21, 2017, and September 21, 2017, with the remaining shares having vested in 12 equal quarterly installments thereafter measured from September 21, 2017, provided that Mr. Karbe has provided continuous service to us through the applicable date. The vesting of this option granted to Mr. Karbe accelerated in full upon the change of control in Myovant in connection with the Roivant-Sumitomo Closing in December 2019.

(4)
One quarter of the shares subject to the option vests on the first anniversary date of the grant date, and the remaining shares subject to the option continue to vest in 12 equal quarterly installments thereafter, provided that the NEO provides continuous services to us through the applicable date.

(5)	The grant date for this option was September 21, 2016.
(6)	The grant date for this option was May 15, 2017.
(7)	The grant date for this option was July 17, 2017.
(8)	The grant date for this option was April 16, 2018.
(9)	The grant date for this option was April 5, 2019.
(10)	The grant date for this option was April 3, 2020.
(11)	The grant date for this option was January 15, 2021.
(12)	The shares subject to this option were originally granted with an exercise price of $12.68 and were repriced on August 26, 2019.
(13)	The shares subject to this option were originally granted with an exercise price of $21.87 and were repriced on August 26, 2019.
(14)	The shares subject to this option were originally granted with an exercise price of $24.44 and were repriced on August 26, 2019.
(15)	The shares subject to this option were originally granted with an exercise price of $11.30 and were repriced on August 26, 2019.
(16)
This restricted stock unit award was issued under the 2020 Inducement Plan. One quarter of the shares subject to these restricted stock units vests on the first anniversary date of the grant date, and the remaining shares subject to this restricted stock unit award vest in equal quarterly installments thereafter, provided that Mr. Marek provides continuous services to us through the applicable date. The grant date for this restricted stock unit award was January 15, 2021.

(17)
One quarter of the shares subject to these restricted stock units vested on the first anniversary date of the grant date, and the remaining shares subject to this restricted stock unit award vest or have vested in equal quarterly installments thereafter, provided that the NEO provides continuous services to us through the applicable date. The grant date for this restricted stock unit award was April 3, 2020.

(18)
(a) 50% of the shares subject to this PRSU award was scheduled to vest upon the later of the following dates, subject to Mr. Karbe’s or Mr. Lang’s services through such vesting date: (i) the certification of the achievement of all of the performance milestones set forth in the award agreement by the Compensation Committee of the Board; and (ii) the second anniversary of the grant date; and (b) 50% of the shares subject to this PRSU award was scheduled to vest upon the later of the following dates, subject to Mr. Karbe’s or Mr. Lang’s services through such vesting date: (i) the certification of the achievement of all of the performance milestones set forth in the award agreement by the Compensation Committee of the Board; and (ii) the third anniversary of the grant date. The grant date for this PRSU award was April 3, 2020.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Our NEOs are entitled to certain payments and benefits upon a qualifying termination of employment or a change of control of Myovant Sciences, Inc. or of Myovant. The following discussion describes the payments and benefits to which our NEOs (other than Dr. Seely) would have become entitled pursuant to their employment agreements in effect as of March 31, 2021. Dr. Seely separated from Myovant in January 2021 and therefore has no potential payment upon termination as described in this section.
Summary of Change of Control and Severance Arrangements with Messrs. Marek, Karbe and Lang
Each of Mr. Marek, Mr. Karbe and Mr. Lang is employed by Myovant Sciences, Inc., our wholly-owned subsidiary, which provides services to us pursuant to an intercompany services agreement. Myovant Sciences, Inc. has an employment agreement with each of these NEOs that sets forth the terms and conditions of employment. These agreements provide for “at-will” employment and set forth our NEO’s initial annual base salary, target performance bonus opportunity, equity incentive award, severance terms and eligibility for employee benefits. For the purposes of this discussion, references to “Myovant,” “we,” “us” and “our” are deemed to refer to Myovant Sciences, Inc. or Myovant Sciences Ltd. as the context requires.
Under each of the amended and restated employment agreements with Mr. Karbe and Mr. Lang and the employment agreement with Mr. Marek, such NEO is eligible for the following severance and change of control payments and benefits, conditioned upon delivering a release of claims in our favor as described hereafter:
(1)
If we terminate our NEO’s employment without cause (other than due to our NEO’s death or disability) or our NEO resigns for good reason, each a Qualifying Termination, we shall pay him any earned but unpaid base salary accrued through the date of termination, at the rate then in effect. In addition, if our NEO executes a nonrevocable waiver and release of claims (in the case of Mr. Karbe and Mr. Lang) and a separation agreement (in the case of Mr. Marek) in our form and allows it to become effective in accordance with its terms, then (i) we shall pay our NEO a cash payment equal to the sum of his annual base salary and target annual performance bonus amount, (ii) we shall reimburse our NEO for continued medical coverage (inclusive of premiums for our NEO’s eligible dependents) for up to 12 months if he timely elects such continued coverage; (iii) in the case of Mr. Karbe and Mr. Lang, 25% of his then-unvested and outstanding equity awards shall vest; and (iv) in the case of Mr. Marek, we shall continue to pay him the cost of living adjustment payments in a lump sum for a period covering 12 months following the date of termination.

(2)
If we terminate our NEO’s employment for cause, or our NEO resigns without good reason, or due to our NEO’s death or disability, we shall pay our NEO (or his estate): (i) any earned but unpaid base salary accrued through the date of such resignation or termination, at the rate then in effect; (ii) with respect to Mr. Marek, any earned but unpaid cost of living adjustment payments for any month ended prior to the date of resignation or termination; and (iii) in the case of Mr. Lang and Mr. Marek, any annual bonus that is due in respect of the prior fiscal year but is unpaid as of the date of such resignation or termination (other than upon a termination by Myovant for cause in the case of Mr. Lang). In addition, in the case of Mr. Karbe and Mr. Lang, in the event of a termination of employment due to such NEO’s death or disability, we shall pay our NEO (or his estate) an amount equal to our NEO’s target annual performance bonus amount for the fiscal year in which such termination occurs prorated to the date of such termination.

(3)
In the case of Mr. Karbe and Mr. Lang, if his Qualifying Termination occurs within 3 months before, upon or within 18 months after a change of control of Myovant, then in lieu of the amounts we would have paid in (1) above, (i) we shall pay such NEO a cash payment equal to the 1.5 times the sum of his annual base salary and target annual performance bonus; and (ii) we shall reimburse such NEO for continued medical coverage (inclusive of premiums for our NEO’s eligible dependents) for up to 18 months if he timely elects such continued coverage. In addition, in the case of Mr. Karbe and Mr. Lang, if the change of control of Myovant occurs during his employment or within three months after the termination of his employment (other than termination by Myovant for cause or due to such NEO’s death or disability), 100% of his then-unvested and outstanding equity awards shall vest and the post-termination exercise period of any equity award that is an option shall be extended to the earlier of (i) three months after the change of control of Myovant or (ii) the expiration of the original term of such option.
(4)	In the case of Mr. Marek, if his Qualifying Termination occurs within 12 months after a change of control of Myovant, 100% of his then-unvested and outstanding equity awards shall vest.
(5)
In the case of Mr. Lang, following a change of control of Myovant, he is entitled to receive a prorated bonus (based on the higher of target or actual achievement of pro rata performance targets for the number of days that have elapsed in such fiscal year as of the change of control) and with the bonus amount to be the prorated portion of a full annual bonus based on the number of days that have elapsed in such fiscal year as of the change of control.

The definitions of “cause,” “good reason” and “change of control” are set forth in the individual employment agreements. A “change of control” of Myovant occurred with the Roivant-Sumitomo Closing, resulting in a cash bonus to Mr. Lang, and acceleration of vesting of equity awards for each of Mr. Karbe and Mr. Lang.
In addition, with respect to the incentive bonuses the Compensation Committee granted to Mr. Karbe and Mr. Lang in February 2020, if we terminate his employment without cause solely as part of a restructuring or reduction in force, or if his employment is terminated due to death, before the associated retention date, the applicable installment of the incentive bonus will be pro-rated and will be made within 30 calendar days after his termination date. However, if before the applicable retention date, (i) the NEO is involuntarily terminated for any other reason, including without cause, (ii) the NEO voluntarily ends his employment, (iii) the NEO’s employment is terminated for cause or due to disability, or (iv) the NEO violates any of the terms of a letter agreement that provides for the incentive bonus opportunity, any unpaid portions of the incentive bonus will not vest and will be forfeited. The definition of “cause” and “disability” are set forth in the individual letter agreement between the NEO and Myovant. With respect to the incentive bonuses the Compensation Committee granted to Mr. Karbe and Mr. Lang in February 2021, if we terminate his employment without cause under any circumstances, or if his employment is terminated due to death or disability, before the associated retention date, the incentive bonus will vest in full at such termination date and will be made within 30 calendar days after his termination date. However, if before the retention date, (i) the NEO voluntarily resigns, except for good reason, (ii) if the NEO’s employment is terminated by Myovant for cause; or (iii) the NEO violates any of the terms of a letter agreement that provides for the incentive bonus opportunity, the incentive bonus will not vest and will be forfeited. The terms “good reason” and “cause” have the meanings set forth in the individual letter agreement between the NEO and Myovant.
We consider the severance and change of control payments and benefits described above to be critical to attracting and retaining high caliber executives. We believe that appropriately structured severance and change of control payments and benefits, including accelerated vesting provisions, minimize the distractions and reduce the risk that an executive voluntarily terminates his employment with us during times of uncertainty, such as before an acquisition is completed. We believe that our existing arrangements allow each NEO to focus on continuing normal business operations and, in the event of a change of control, on the success of a potential business combination, rather than on how business decisions that may be in the best interest of our shareholders will impact his own financial security.
Summary of Severance Agreement with Dr. Seely
Dr. Seely was employed by Myovant Sciences, Inc., our wholly-owned subsidiary, which provides services to us pursuant to an intercompany services agreement. In connection with her ceasing to be a director, officer and employee of Myovant in January 2021, Dr. Seely and Myovant entered into a Separation Agreement and General Release (the “Separation Agreement”) pursuant to which, among other things, Dr. Seely received cash severance of $1,788,750 (representing 1.5 times the sum of her annual base salary and target annual performance bonus plus an additional three months of her annual base salary in lieu of notice), a cash payment of $405,000 (representing her target annual performance bonus for our 2020 fiscal year), up to 18 months of healthcare premium coverage, full vesting of her outstanding equity awards, and reimbursement of up to $20,000 for legal expenses. In addition, the post-termination period during which Dr. Seely may exercise her outstanding stock options was extended to 12 months, and Dr. Seely agreed to certain restrictions on her future sales of our common shares and provided a general release of claims. The Separation Agreement superseded Dr. Seely’s amended and restated employment agreement. If the employment agreement had remained in effect and Myovant had terminated Dr. Seely without cause or she had resigned for good reason within 18 months after a change in control of Myovant, she would have been entitled to receive 1.5 times the sum of her annual base salary and target annual performance bonus, up to 18 months of healthcare premium coverage, and full vesting of her unvested outstanding equity awards.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows information regarding our equity compensation plans as of March 31, 2021:
Plan Category	Common Shares to be issued upon exercise of outstanding options and rights (a)(#)	Weighted- average exercise price of outstanding options and rights (b)($)	Common Shares available for future issuance under equity compensation plans (excluding securities reflected in column (a)(c)(#)
Equity compensation plans approved by shareholders	10,892,963(1)	$6.96(3)	1,668,046
Equity compensation plans not approved by shareholders	971,603(2)	6.48(4)	24,997
Total	11,864,566	$6.92	1,693,043
(1)
This number represents the number of securities to be issuable upon exercise of 7,986,904 outstanding options, and upon vesting of 2,529,386 outstanding RSUs and 376,673 outstanding PRSUs, granted under the 2016 Equity Incentive Plan. Pursuant to the terms of our 2016 Equity Incentive Plan, an additional 3,640,034 common shares were added to the number of available common shares effective April 1, 2021.

(2)
This number represents the number of securities to be issuable upon exercise of 306,427 outstanding options and upon vesting of 665,176 outstanding RSUs granted under the Myovant Sciences Ltd. 2020 Inducement Plan (the “2020 Inducement Plan”).

(3)
Represents the weighted average exercise price of outstanding options, PRSUs and RSUs under the 2016 Equity Incentive Plan. The PRSUs and RSUs have an exercise price of $0. The weighted-average exercise price excluding the outstanding PRSUs and RSUs is $9.49.

(4)
Represents the weighted average exercise price of outstanding options and RSUs under the 2020 Inducement Plan. The RSUs have an exercise price of $0. The weighted-average exercise price excluding the outstanding RSUs is $20.54.

In November 2020, our Compensation Committee adopted the 2020 Inducement Plan which, subject to the adjustment provisions thereof, reserved 1.0 million shares of our common shares for issuance. The 2020 Inducement Plan was adopted without shareholder approval pursuant to the Listed Company Manual Rule 303A.08 (“Rule 303A.08”) of the NYSE. The 2020 Inducement Plan provides for the grant of RSUs and non-qualified stock options, and contains terms and conditions intended to comply with the inducement award exception under the NYSE rules. In accordance with Rule 303A.08, awards under the 2020 Inducement Plan may only be made to individuals not previously employees of Myovant, or being rehired following a bona fide period of interruption of employment, as an inducement material to such individuals’ entering into employment with Myovant. An award is a right to receive our common shares pursuant to the 2020 Inducement Plan pursuant to an RSU award or a non-qualified stock option award.
TRANSACTIONS WITH RELATED PERSONS
RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director or consultant are not covered by this policy. A related person is any executive officer, director, or more than 5% shareholder of Myovant, including any of their immediate family members, and any entity owned or controlled by such persons.
Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant shareholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee considers, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of Myovant and its shareholders, as the Audit Committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PARTY TRANSACTIONS
The following is a description of transactions since April 1, 2019, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our share capital, or any members of their immediate family, had or will have a direct or indirect material interest.
Agreements with Sumitomo Dainippon Pharma and/or Sumitovant
On October 31, 2019, our former controlling shareholder, Roivant, Sumitomo Dainippon Pharma, Sumitovant and certain subsidiaries of Roivant, entered into the Roivant-Sumitomo Agreement, which, among other things, provided for Sumitomo Dainippon Pharma to acquire all of our outstanding common shares held by Roivant. On December 27, 2019, the closing of the transactions contemplated by the Roivant-Sumitomo Agreement occurred and, as a result, all of our outstanding common shares held directly or indirectly by Roivant and not already held by Sumitovant were transferred to Sumitovant, and Roivant transferred all of the outstanding equity of Sumitovant to Sumitomo Dainippon Pharma, resulting in Sumitovant directly, and Sumitomo Dainippon Pharma and Sumitomo Chemical indirectly, beneficially owning a majority of our common shares. To our knowledge, Sumitovant is a wholly-owned subsidiary of Sumitomo Dainippon Pharma, and Sumitomo Chemical owns a majority of the voting securities of Sumitomo Dainippon Pharma.
We entered the following agreements with Sumitovant, our majority shareholder, and with Sumitomo Dainippon Pharma, Sumitovant’s parent entity, and Sunovion Pharmaceuticals Inc., a subsidiary of Sumitomo Dainippon Pharma, which agreements were effective during our fiscal years ended on March 31, 2021 and March 31, 2020:
Letter Agreement
On October 31, 2019, we and Sumitomo Dainippon Pharma entered into a letter agreement, pursuant to which, among other things, the parties agreed to enter into an investor rights agreement and a loan agreement upon the Roivant-Sumitomo Closing.
Sumitomo Dainippon Pharma Loan Agreement
On December 27, 2019, we and one of our subsidiaries, Myovant Sciences GmbH (“MSG”), entered into a Loan Agreement with Sumitomo Dainippon Pharma (the “Sumitomo Dainippon Pharma Loan Agreement”). Pursuant to the Sumitomo Dainippon Pharma Loan Agreement, Sumitomo Dainippon Pharma agreed to make revolving loans to us in the aggregate principal amount of up to $400.0 million. Funds may be drawn down by us once per calendar quarter, subject to certain terms and conditions, including consent of our board of directors. In addition, if Sumitomo Dainippon Pharma fails to own at least a majority of our outstanding common shares, it may become unlawful under Japanese law for Sumitomo Dainippon Pharma to fund loans to us, in which case we would not be able to continue to borrow under the Sumitomo Dainippon Pharma Loan Agreement. Loans under the Sumitomo Dainippon Pharma Loan Agreement bear interest at a rate per annum equal to the 3-month London Interbank Offered Rate (“LIBOR”) plus a margin of 3.0%. Interest is due and payable quarterly, and the outstanding principal amounts are due and payable in full on the five-year anniversary of the closing date of the Sumitomo Dainippon Pharma Loan Agreement. Loans under the Sumitomo Dainippon Pharma Loan Agreement are pre-payable at any time without premium or penalty upon 10 business days’ prior written notice. During our fiscal years ended on March 31, 2020 and March 31, 2021, we borrowed $113.7 million and $245.0 million, respectively, under the Sumitomo Dainippon Pharma Loan Agreement. During our fiscal years ended on

March 31, 2020 and March 31, 2021, we paid $1.4 million and $9.8 million, respectively, in interest and have not repaid any principal amounts to Sumitomo Dainippon Pharma. We had $15,000 in interest payable to Sumitomo Dainippon Pharma as of March 31, 2020 and no interest payable to Sumitomo Dainippon Pharma as of March 31, 2021. As of June 30, 2021, $358.7 million in principal was outstanding under the Sumitomo Dainippon Pharma Loan Agreement.
Investor Rights Agreement
On December 27, 2019, we entered into an Investor Rights Agreement with Sumitomo Dainippon Pharma and Sumitovant (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, among other things, we agreed, at the request of Sumitovant, to register for sale, under the Securities Act of 1933, common shares beneficially owned by Sumitovant, subject to specified conditions and limitations. In addition, we agreed to periodically provide Sumitovant (i) certain financial statements, projections, capitalization summaries and other information and (ii) access to our books, records, facilities and employees during our normal business hours as Sumitovant may reasonably request, subject to specified limitations.
The Investor Rights Agreement also contains certain protections for our minority shareholders for so long as Sumitomo Dainippon Pharma or certain of its affiliates beneficially owns more than 50% of our common shares. These protections include: (i) a requirement that Sumitovant vote its shares for the election of independent directors in accordance with the recommendation of our board of directors or in the same proportion as the shareholders not affiliated with Sumitovant vote their shares; (ii) a requirement that the audit committee of our board be composed solely of three independent directors; (iii) a requirement that any transaction proposed by Sumitomo Dainippon Pharma or certain of its affiliates that would increase Sumitomo Dainippon Pharma’s beneficial ownership to over 60% of the outstanding voting power of us must be approved by our audit committee (if occurring prior to December 27, 2022) and be conditioned on the approval of shareholders not affiliated with Sumitovant approving the transaction by a majority of the common shares held by such shareholders; and (iv) a requirement that any related person transactions between Sumitomo Dainippon Pharma or certain of its affiliates and us must be approved by our Audit Committee.
Pursuant to the Investor Rights Agreement, we also agreed that at all times that Sumitomo Dainippon Pharma beneficially owns more than 50% of our common shares, Sumitomo Dainippon Pharma, by purchasing common shares in the open market or from us in certain specified circumstances, will have the right to maintain its percentage ownership in our common shares in the event of a financing event or acquisition event conducted by us, or specified other events, subject to specific conditions.
Consulting Agreement
On May 18, 2020, we and Sumitovant entered into a consulting agreement pursuant to which Sumitovant provided consulting services to us to support us in commercial planning, commercial launch activities and implementation, which agreement was amended on November 9, 2020. Adele Gulfo, Sumitovant’s Chief Commercial and Business Development Officer and a member of our board of directors, provided the services to us on behalf of Sumitovant under the agreement. The term of this agreement continued through March 31, 2021. The aggregate fees to Sumitovant under this agreement were $0.8 million for the fiscal year ended March 31, 2021. In addition, for the fiscal year ended March 31, 2021, we agreed to reimburse $0.7 million to Sumitovant for certain other third-party pass-through expenses that it incurred on our behalf. As of March 31, 2021, our outstanding obligation pursuant to the terms of this agreement was $0.1 million.
Market Access Services Agreement
On August 1, 2020, one of our subsidiaries, MSG, entered into a Market Access Services Agreement with Sunovion, which was subsequently amended on December 14, 2020 and January 25, 2021 (the “Market Access Services Agreement”). Pursuant to the Market Access Services Agreement, among other things, Sunovion agreed to provide to MSG certain market access services with respect to the distribution and sale of ORGOVYX (relugolix) (“Prostate Cancer Product”) and MYFEMBREE (relugolix 40 mg, estradiol 1.0 mg and norethindrone acetate 0.5 mg) (“Women’s Health Product,” and collectively with Prostate Cancer Product, the “Products”, and each a “Product”). MSG, in turn, appointed Sunovion as the exclusive distributor of the Women’s Health Product and a non-exclusive distributor of the Prostate Cancer Product, each in the United States, including all of its territories and possessions.

As consideration for the services, MSG has paid and will continue to pay Sunovion an agreed-upon monthly service charge for each of the first two years of the Market Access Services Agreement term and any agreed regulatory and training service charges. After the second year of the Market Access Services Agreement term, the monthly service charges will be determined by the parties. In addition, MSG also agreed to (x) reimburse Sunovion for any pass-through expenses it incurs while providing the services, and (y) establish an escrow fund for use by Sunovion to manage any rebates, chargebacks and similar fees. During our fiscal year ended on March 31, 2021, we incurred expenses of $3.8 million under the Market Access Services Agreement. As of March 31, 2021, our outstanding obligation pursuant to the Market Access Services Agreement was $0.4 million.
Sumitomo Dainippon Pharma Loan Commitment
On August 5, 2020, we obtained a debt commitment letter from Sumitomo Dainippon Pharma, as amended by a letter dated September 29, 2020, and then further amended by a letter dated December 22, 2020 (the “2020 Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, Sumitomo Dainippon Pharma committed to enter into a new $200.0 million unsecured, low-interest, five-year term loan facility. The 2020 Commitment Letter expired in March 2021. During our fiscal year ended March 31, 2021, we agreed to reimburse $0.1 million to Sumitomo Dainippon Pharma for certain third-party pass-through expenses that it incurred in connection with the 2020 Commitment Letter.
Agreements with Takeda Pharmaceuticals International AG
We entered the following agreements with Takeda Pharmaceuticals International AG (“Takeda”), a shareholder that owned greater than 5% of our outstanding common shares at times during last two fiscal years ended on March 31, 2021, and its affiliate, which agreements were effective during our fiscal years ended on March 31, 2021 and March 31, 2020:
License Agreement
In April 2016, we entered into a license agreement with Takeda, which was amended on August 30, 2016, November 19, 2019 and December 15, 2020. Pursuant to this license agreement, Takeda granted to us an exclusive, royalty-bearing license under certain patents and other intellectual property controlled by Takeda to develop and commercialize the compound TAK-385, which we refer to as relugolix, and the compound TAK-448, which we refer to as MVT-602, and products containing these compounds, in certain territories for all human diseases and conditions. In connection with this license agreement, we issued Takeda a warrant to purchase an indeterminant number of capital shares to Takeda which expired on April 30, 2017. We issued a total of 2,343,624 common shares to Takeda under the warrant prior to its expiration. During our fiscal year ended on March 31, 2021, we incurred royalty expense to Takeda of $0.3 million, which was payable as of March 31, 2021. No amounts were incurred during our fiscal year ended March 31, 2020.
Manufacture and Supply Agreements
In June 2016, we and one of Takeda’s affiliates, Takeda Pharmaceutical Company Limited (“Takeda Limited”) entered into an agreement for the manufacture and supply of relugolix. Under this agreement, Takeda Limited supplied us with, and we have obtained from Takeda Limited, all of our requirements for relugolix drug substance and drug product that were used under our development plans for all indications. Takeda Limited also assisted us with a technical transfer of the manufacturing process for relugolix to us and our designee and we paid the expenses related to such transfer. During our fiscal years ended on March 31, 2021 and 2020, we incurred expenses of $0.2 million and $1.5 million, respectively, under this agreement.
On May 30, 2018, we entered into a Commercial Manufacturing and Supply Agreement with Takeda pursuant to which Takeda has manufactured and supplied us with relugolix drug substance to support the commercial launch of relugolix. Takeda has also assisted with the transfer of technology and manufacturing know-how to a second contract manufacturing organization of one of our subsidiaries, MSG. We paid the expenses related to such transfers. During our fiscal year ended on March 31, 2020, we incurred expenses of $11.2 million under this agreement. During our fiscal year ended on March 31, 2021, we did not have any expenses under this agreement.
Agreements with Roivant
We entered into a series of agreements with Roivant, our former controlling shareholder, and the ones discussed below were effective during our fiscal year ended on March 31, 2020.

Option Agreement
In June 2016, we entered into an option agreement with Roivant pursuant to which Roivant granted to us an option to acquire the rights to products to which Roivant or any non-public affiliate of Roivant acquires the rights (other than a relugolix product or a competing product) for uterine fibroids or endometriosis, or for which the primary target indication is hormone-sensitive prostate cancer. Our option was exercisable at any time during the period commencing upon the completion of our initial public offering and ending two years following the date of first commercial sale of a relugolix product in a major market country. If we had elected to exercise our option for a product, we would have been required to reimburse Roivant for 110% of any payments made by Roivant or its affiliate for such product, and would have received an assignment of the agreement through which Roivant or its affiliate acquired the rights to such product. This agreement was terminated in connection with the Roivant-Sumitomo Closing in December 2019.
Information Sharing and Cooperation Agreement
In July 2016, we entered into an information sharing and cooperation agreement (the “Cooperation Agreement”) with Roivant. The Cooperation Agreement, among other things: (1) obligated us to deliver periodic financial statements and other financial information to Roivant and to comply with other specified financial reporting requirements; and (2) required us to supply certain material information to Roivant to assist it in preparing any future SEC filings. On May 24, 2019, we entered into Amendment No. 1 to the Cooperation Agreement, pursuant to which Roivant agreed, in connection with each of our next three public offerings of our common shares, that Roivant would (1) provide to us and the underwriter(s) engaged by us in connection with such public offering an indication of interest for Roivant to participate as a purchaser in such public offerings, and (2) enter into a customary lock-up agreement with the underwriters in connection with such public offerings. The Cooperation Agreement was terminated in connection with the Roivant-Sumitomo Closing in December 2019.
Services Agreements with Roivant Sciences, Inc. and Roivant Sciences GmbH
In July 2016, we and Myovant Sciences, Inc. entered into a services agreement with Roivant Sciences, Inc., effective as of April 29, 2016, under which Roivant Sciences, Inc. agreed to provide certain administrative and research and development services to us. Under this services agreement, we paid or reimbursed Roivant Sciences, Inc. for expenses it, or third parties acting on its behalf, incurred for us. For any general and administrative and research and development activities performed by employees of Roivant Sciences, Inc., it charged us based upon the relative percentage of time utilized on our matters by the respective employee. All other third-party pass thru costs were billed to us at cost. In February 2017, we and Myovant Sciences, Inc. amended and restated this services agreement with Roivant Sciences, Inc., effective as of November 11, 2016, to include one of our subsidiaries, MSG, as a services recipient.
In addition, in February 2017, MSG entered into a separate services agreement with Roivant Sciences GmbH, a wholly-owned subsidiary of Roivant, effective as of November 11, 2016, for the provisioning of services by Roivant Sciences GmbH to MSG in relation to services related to clinical development, administrative and finance and accounting activities. We refer to the amended and restated services agreement with Roivant Sciences, Inc. and the services agreement with Roivant Sciences GmbH, collectively, as the services agreements.
During our fiscal year ended on March 31, 2020, we incurred expenses of $0.6 million (inclusive of third-party pass thru costs billed to us and inclusive of the mark-up) under the services agreements. These services agreements were terminated in connection with the Roivant-Sumitomo Closing in December 2019.
HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more shareholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.
This year, a number of brokers with account holders who are Myovant shareholders will be “householding” our proxy materials. A single set of Annual Meeting materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Myovant. Direct your written request to Myovant Sciences, Ltd., Attn: Corporate Secretary, at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, or call us at (650)-392-0222. Shareholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.
OTHER MATTERS
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy card to vote on such matters in accordance with their best judgment.
ANNUAL REPORTS
We have filed the Annual Report on Form 10-K for our fiscal year ended on March 31, 2021, or the 2020 Annual Report, with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov, and free of charge from us upon request. Exhibits to the 2020 Annual Report are available upon your written request and upon payment of a reasonable fee, which is limited to our expenses in furnishing the requested exhibit.
All requests should be directed to Corporate Secretary at Myovant Sciences, Ltd., Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.
By Order of the Board of Directors

/s/ David Marek
Principal Executive Officer
July 28, 2021

MYOVANT SCIENCES LTD.
C/O MYOVANT SCIENCES, INC.
GENERAL COUNSEL
2000 SIERRA POINT PARKWAY, 9TH FLR
BRISBANE, CA 94005

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on November 3, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on November 3, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D57746-P59410 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MYOVANT SCIENCES LTD.

The Board of Directors recommends you vote FOR all the nominees listed:

Nominees:	**For**	**Against**	**Abstain**
1a. Terrie Curran	☐	☐	☐
1b. Mark Guinan	☐	☐	☐
1c. Adele Gulfo	☐	☐	☐
1d. David Marek	☐	☐	☐
1e. Hiroshi Nomura	☐	☐	☐
1f. Myrtle Potter	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

	For	**Against**	**Abstain**
2. To ratify the selection by the Audit Committee of the Board of Ernst & Young LLP as Myovant's independent registered public accounting firm for Myovant's fiscal year ending March 31, 2022, to appoint Ernst & Young LLP as auditor for statutory purposes under the Bermuda Companies Act 1981, as amended, for Myovant's fiscal year ending March 31, 2022, and to authorize the Board, through the Audit Committee, to set the remuneration for Ernst & Young LLP as Myovant's auditor for Myovant's fiscal year ending March 31, 2022.	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D57747-P59410

MYOVANT SCIENCES LTD.
Proxy for Annual General Meeting of Shareholders
November 5, 2021 10:00 AM, United Kingdom Local Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Matthew Lang and Christine (Yang) Liu, and each of them, with full power of substitution and power to act alone, as proxies to vote all common shares which the undersigned would be entitled to vote if personally present and acting at the Annual General Meeting of Shareholders of Myovant Sciences Ltd., to be held at the Offices of Vistra UK Limited, 3rd Floor, 11-12 St. James's Square, London SW1Y 4LB, United Kingdom on Friday, November 5, 2021, at 10:00 a.m. United Kingdom local time, and at any adjournments or postponements thereof, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The proxies are authorized to vote upon such other business as may properly come before the meeting to the extent authorized under Rule 14a-4(c)(1) under the Exchange Act.

Continued and to be signed on reverse side